EXHIBIT 10.1

CREDIT AND SECURITY AGREEMENT

Dated as of March 31, 2000

Among

LANIER TRADE FUNDING LLC
as Borrower

and

LANIER WORLDWIDE, INC.

as Guarantor of the Servicer’s Performance

and

LANIER COLLECTIONS LIMITED PARTNERSHIP
as the Servicer

and

BLUE RIDGE ASSET FUNDING CORPORATION
as Lender

and

WACHOVIA BANK, N.A.
individually and as the Administrator

i

Section 8.3 Servicer Advances	36

Section 8.4 Servicer Defaults	37

Section 8.5 Rights of the Administrator	38

Section 8.6 Responsibilities of the Loan Parties and Originators	39

Section 8.7 Further Action Evidencing the Security Interest	39

Section 8.8 Application of Collections	40

ARTICLE IX. SECURITY INTEREST	40

Section 9.1 Grant of Security Interest	40

Section 9.2 Further Assurances	41

Section 9.3 Remedies	41

ARTICLE X. LIQUIDATION EVENTS	41

Section 10.1 Liquidation Events	41

Section 10.2 Remedies	43

ARTICLE XI. THE ADMINISTRATOR	44

Section 11.1 Authorization and Action	44

Section 11.2 Administrator’s Reliance, Etc.	44

Section 11.3 Wachovia and Affiliates	44

ARTICLE XII. ASSIGNMENT OF THE LENDER’ INTEREST	45

Section 12.1 Restrictions on Assignments	45

Section 12.2 Rights of Assignee and Participants	45

Section 12.3 Terms and Evidence of Assignment	46

ARTICLE XIII. INDEMNIFICATION	46

Section 13.1 Indemnities by the Borrower	46

Section 13.2 Indemnities by Servicer	48

ARTICLE XIV. MISCELLANEOUS	49

Section 14.1 Amendments, Etc.	49

Section 14.2 Notices, Etc.	49

Section 14.3 No Waiver; Remedies	49

Section 14.4 Binding Effect; Survival	50

Section 14.5 Costs, Expenses and Taxes	50

Section 14.6 No Proceedings	51

Section 14.7 Confidentiality of the Borrower Information	51

Section 14.8 Confidentiality of Program Information	53

Section 14.9 Captions and Cross References	55

Section 14.10 Integration	55

Section 14.11 Governing Law	55

Section 14.12 Waiver Of Jury Trial	55

Section 14.13 Consent To Jurisdiction; Waiver Of Immunities	56

Section 14.14 Execution in Counterparts	56

Section 14.15 No Recourse Against Other Parties	56

APPENDIX A DEFINITIONS	1

ii

APPENDIX

Appendix A	Definitions

SCHEDULES

SCHEDULE 6.1(i)	Description of Material Adverse Changes

SCHEDULE 6.1(n)	List Of Offices Of the Servicer And the Borrower Where Records Are Kept

SCHEDULE 6.1(o)	List of Lock-Box Banks

SCHEDULE 14.2	Notice Addresses

EXHIBITS

EXHIBIT 2.1	Form of Borrowing Request

EXHIBIT 3.1(a)	Form of Settlement Report

EXHIBIT 5.1(a)(viii)	Form of Opinion of Special Counsel for the Loan Parties

EXHIBIT A-1	Form of Lock-Box Agreement

EXHIBIT B	Form of Certificate of Financial Officer

EXHIBIT C	Form of Intercreditor Agreement (Post-Lease Facility)

EXHIBIT D	Form of Lock-Box Agreement (Post-Lease Facility)

iii

CREDIT AND SECURITY AGREEMENT

Dated as of March 31, 2000

      THIS IS A CREDIT AND SECURITY AGREEMENT, among:

      (1)      LANIER TRADE FUNDING LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Borrower”),

      (2)      LANIER WORLDWIDE, INC., a Delaware corporation (together with its successors, “Lanier”),

      (3)      LANIER COLLECTIONS LIMITED PARTNERSHIP, a Delaware limited partnership (together with its successors, “Lanier Collections”), as initial servicer hereunder (in such capacity, together with any successor servicer or sub-servicer appointed pursuant to Section 8.1, the “Servicer”),

      (4)      BLUE RIDGE ASSET FUNDING CORPORATION, a Delaware corporation (together with its successors, “Blue Ridge”), as lender (the “Lender”), and

      (5)      WACHOVIA BANK, N.A., a national banking association, as administrative agent for the Lender (in such capacity, together with any successors thereto in such capacity, the “Administrator”).

      Unless otherwise indicated, capitalized terms used in this Agreement are defined in Appendix A.

Background

      1.      The Borrower is wholly-owned by Lanier.

      2.      The Originators are engaged in the business of the sale of business equipment and related supplies and services related thereto.

      3.      Pursuant to the Sale Agreement (Step 1), each Originator has transferred, and hereafter will transfer to Lanier Receivables LLC (“Lanier Receivables”) all of its right, title and interest in and to the Receivables and certain related property.

      4.      Pursuant to the Sale Agreement (Step 2), Lanier Receivables has transferred, and hereafter will transfer to Lanier Trade Receivables LLC (“LTR LLC”) all of its right, title and interest in and to the Receivables and certain related property.

      5.      LTR LLC and the Borrower have entered into the Sale Agreement (Step 3) pursuant to which LTR LLC has transferred, and hereafter will transfer, to the Borrower all of its right, title and interest in and to the Eligible Receivables and certain related property.

      6.      LTR LLC and the Borrower have entered into the Purchase and Sale Agreement (Subordinated Interest) pursuant to which LTR LLC has transferred, and hereafter will transfer, to the Borrower all of its right, title and interest in and to Ineligible Receivables (as defined therein) and certain related property.

      7.      The Borrower has requested the Lender, and the Lender has agreed, subject to the terms and conditions contained in this Agreement, to make revolving loans to the Borrower from time to time secured by the Collateral, and, subject to the terms and conditions contained in this Agreement, the Lender is willing to make such secured loans.

      8.      Lanier has entered into the Performance Guaranty for the benefit of the Lender and the Administrator, pursuant to which Lanier has guaranteed the performance by Lanier Collections of its duties and obligations as Servicer hereunder.

      9.      Wachovia has been requested, and is willing, to act as the Administrator under this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I.

THE CREDIT

      Section 1.1      The Facility.

      On the terms and subject to the conditions set forth in this Agreement, the Borrower (or the Servicer on the Borrower’s behalf) may from time to time during the Revolving Period request Advances by delivering a Borrowing Request to the Administrator in accordance with Section 2.1. Upon receipt of a copy of each Borrowing Request from the Borrower or Servicer, the Administrator shall advise the Borrower not later than 12:00 noon (New York City time) on the Business Day following such receipt whether Blue Ridge and/or the Liquidity Banks will fund the aggregate amount of the requested Advance by the making of one or more Loans or Liquidity Fundings, as applicable, on the terms and subject to the conditions hereof, provided that at no time may the aggregate principal amount of the Loans and Liquidity Fundings at any one time outstanding exceed the lesser of (i) the Aggregate Commitment, and (ii) the Borrowing Base (such lesser amount, the “Allocation Limit”). Each Loan shall be in the minimum amount of $1,000,000 or a larger integral multiple of $500,000. Each of the Loans, and all other Obligations of the Borrower, shall be secured by the Collateral as provided in Article IX.

      Section 1.2      Funding Mechanics; Liquidity Fundings.

      (a)      Each Advance hereunder shall consist of Loans made by Blue Ridge and/or the Liquidity Banks.

      (b)      The Lender shall initiate a wire transfer in the principal amount of its Loan on the applicable Borrowing Date to the Administrator in immediately available funds not later than 2:00 p.m. (New York City time) on the applicable Borrowing Date and, subject to its receipt of such Loan proceeds, the Administrator shall initiate a wire transfer of such funds to the account specified by the Borrower in its Borrowing Request not later than 3:00 p.m. (New York City time) on such Borrowing Date.

      (c)      While it is the intent of Blue Ridge to fund each requested Advance through the issuance of Commercial Paper Notes, the parties acknowledge that if Blue Ridge is unable, or reasonably in good faith determines that it is undesirable, to issue Commercial Paper Notes to fund all or any portion the Loans at a CP Rate, or is unable to repay such Commercial Paper Notes upon the maturity thereof, Blue Ridge may put all or any portion of its Loans to the Liquidity Banks at any time pursuant to the Liquidity Agreement to finance or refinance the necessary portion of its Loans through a Liquidity Funding to the extent available. The Liquidity Fundings may be Alternate Base Rate Loans or Eurodollar Loans, or a combination thereof, selected by the Borrower in accordance with Article II. In addition, the parties acknowledge that Commercial Paper Notes are issued at a discount and at varying discount rates; accordingly, it may not be possible for all CP Rate Loans to be made in amounts precisely equal to the amounts specified in a Borrowing Request. Regardless of whether a Liquidity Funding constitutes an assignment of a Loan or the sale of one or more participations therein, each Liquidity Bank participating in a Liquidity Funding shall have the rights of a “Lender” hereunder with the same force and effect as if it had directly made a Loan to the Borrower in the amount of its Liquidity Funding.

      (d)      Nothing herein shall be deemed to commit the Lender to make CP Rate Loans.

      Section 1.3      Interest Rates.

      (a)      Each CP Rate Loan shall bear interest on the outstanding principal amount thereof from and including the first day of the CP Tranche Period applicable thereto selected in accordance with Article II of this Agreement to (but not including) the last day of such CP Tranche Period at the applicable CP Rate.

      (b)      Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto selected in accordance with Article II of this Agreement to (but not including) the last day of such Interest Period at a rate per annum equal to the sum of (i) the applicable Eurodollar Rate (Reserve Adjusted) for such Interest Period plus (ii) 2.00% per annum.

      (c)      Each Alternate Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Loan is made to but excluding the date it is paid at a rate per annum equal to the Alternate Base Rate for such day. Changes in the rate of interest on Alternate Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate.

      (d)      Notwithstanding anything to the contrary contained in Sections 1.3(a), (b) or (c), upon the occurrence of a Liquidation Event, and during the continuance thereof, all Obligations shall bear interest, payable upon demand, at the Default Rate.

      (e)      Interest at any of the aforementioned rates shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (New York City time) at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

      Section 1.4      Payment Dates; Noteless Agreement.

      (a)      The Borrower promises to pay each CP Rate Loan on the last day of its CP Tranche Period.

      (b)      The Borrower promises to pay each Eurodollar Loan on the last day of its Interest Period.

      (c)      The Borrower promises to pay each Alternate Base Rate Loan, together with all accrued and unpaid interest thereon, on or before the earlier to occur of (i) the Termination Date, and (ii) refinancing of such Loan with a CP Rate Loan or a Eurodollar Rate Loan.

      (d)      The Borrower promises to pay all accrued and unpaid interest on each Loan on its applicable Interest Payment Date.

      (e)      The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. Upon request of the Administrator or the Borrower, the Lender will confirm the outstanding principal balances of its Loans and the amount of any accrued and unpaid interest thereon. The entries maintained in the accounts maintained pursuant to this Section shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

      Section 1.5      Prepayments.

      (a)      The Borrower may, subject, in the case of CP Rate Loans and Eurodollar Loans, to the funding indemnification provisions of Section 4.3 but otherwise without premium or penalty, from time to time prepay all outstanding Loans, or, in a minimum aggregate amount of $2,000,000 (or a larger integral multiple of $1,000,000), any portion of the outstanding Loans upon two Business Days’ prior written notice to the Administrator (each, a “Prepayment Notice”), provided that each such prepayment of principal is accompanied by a payment of all accrued and unpaid interest thereon;

      (b)      If on any Business Day, the aggregate outstanding principal amount of the Loans exceeds the Allocation Limit, the Borrower shall prepay such Loans, without premium or penalty, by initiating a wire transfer to the Administrator not later than 10:00 a.m. (New York City time) on the second Business Day thereafter in an amount sufficient to eliminate such excess, together with accrued and unpaid interest on the amount prepaid; and

      (c)      Upon receipt of any wire transfer pursuant to Section 1.5(b), the Administrator shall initiate a wire transfer to the Lender not later than 11:00 a.m. (New York City time) on the date when received.

      Section 1.6      Reductions in Aggregate Commitment.

      The Borrower may permanently reduce the Aggregate Commitment in whole, or in part, in a minimum amount of $10,000,000 (or a larger integral multiple of $1,000,000), upon at least five Business Days’ written notice to the Administrator (each, a “Commitment Reduction Notice”), provided, however, that (a) the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances, and (b) the amount of the Aggregate Commitment may not be reduced below $20,000,000 unless the Aggregate Commitment is terminated in full. All accrued and unpaid fees shall be payable on the effective date of any termination of the Aggregate Commitment. Each Commitment Reduction Notice shall be irrevocable once delivered to the Administrator.

      Section 1.7      Requests for Increases in Aggregate Commitment.

      The Borrower may from time to time request increases in the Aggregate Commitment in a minimum amount of $5,000,000 (or a larger integral multiple of $1,000,000), upon at least 30 days’ prior written notice to the Administrator, which notice shall specify the amount of and proposed effective date for any such requested increase (each, a “Commitment Increase Request”). If the Lender and all of the Liquidity Banks each agrees to the requested increase by notifying the Administrator and the Borrower in writing of their concurrence, such increase shall be made as of the effective date specified in the Commitment Increase Request.

      Section 1.8      Extension of the Funding Termination Date.

      Provided that no Liquidation Event or Lanier Credit Event exists and is continuing, the Borrower may request an extension of the Funding Termination Date by submitting a request for an extension (each, an “Extension Request”) to the Administrator no more than 60 days prior to the Funding Termination Date then in effect. The Extension Request must specify the new Funding Termination Date requested by the Borrower and the date (which must be at least 30 days after the Extension Request is delivered to the Administrator) as of which the Administrator, the Lender and the Liquidity Banks must respond to the Extension Request (the

“Response Date”). The new Funding Termination Date shall be no more than 364 days after the Funding Termination Date in effect at the time the Extension Request is received, including the Funding Termination Date as one of the days in the calculation of the days elapsed. Promptly upon receipt of an Extension Request, the Administrator shall notify the Lender and each Liquidity Bank of the contents thereof and shall request each such Person to approve the Extension Request. The Lender and each Liquidity Bank approving the Extension Request shall deliver its written approval to the Administrator no later than the Response Date, whereupon the Administrator shall notify the Borrower within one (1) Business Day thereafter as to whether the Lender approves the Extension Request. If the Lender approves the Extension Request, the Funding Termination Date specified in the Extension Request shall become effective on the existing Funding Termination Date, and the Administrator shall promptly notify the Borrower and the Lender of the new Funding Termination Date.

      Section 1.9      Distribution of Certain Notices; Notification of Interest Rates.

      Promptly after receipt thereof, the Administrator will notify Blue Ridge and the Liquidity Banks of the contents of each Settlement Report, Borrowing Request, Extension Request, Commitment Reduction Notice, Prepayment Notice, Commitment Increase Request or notice of default received by it from the Borrower or the Servicer hereunder. In addition, the Administrator shall promptly notify the Lender and the Borrower of each determination of and change in Interest Rates.

ARTICLE II.

BORROWING AND PAYMENT MECHANICS; CERTAIN COMPUTATIONS

      Section 2.1      Method of Borrowing.

      The Borrower (or the Servicer on the Borrower’s behalf) shall give the Administrator irrevocable notice in the form of Exhibit 2.1 hereto (each, a “Borrowing Request”) not later than 12:00 noon (New York City time) at least two Business Days before the Borrowing Date of each Advance. On each Borrowing Date, the Lender shall make available its Loan in immediately available funds to the Administrator by initiating a wire transfer in such amount not later than 2:00 p.m. (New York City time). Subject to its receipt of such wire transfers, the Administrator will initiate a wire transfer of the funds so received from the Lender to the Borrower at the account specified in its Borrowing Request not later than 3:00 p.m. (New York City time) on the applicable Borrowing Date. Neither the Borrower, nor the Servicer on the Borrower’s behalf, may deliver more than one (1) Borrowing Request in any month.

      Section 2.2      Selection of CP Tranche Periods and Interest Periods.

      Prior to the occurrence of a Liquidation Event, the Borrower or the Servicer in its Borrowing Request may request CP Tranche Periods (or, in the case of Liquidity Fundings, Interest Periods) from time to time to apply to the Lender’s CP Rate Loans or Eurodollar Loans, as applicable; provided, however, that (i) at least one CP Tranche Period or one Interest Period shall mature on each Settlement Date, and (ii) no CP Tranche Period or Interest Period which began prior to the Funding Termination Date shall extend beyond the Funding Termination Date.

      While the Administrator will use reasonable efforts to accommodate the Borrower’s or the Servicer’s requests for CP Tranche Periods or Interest Periods prior to a Liquidation Event, the Administrator shall have the right to subdivide any requested Loan into one or more Loans of different CP Tranche Periods or Interest Periods, as the case may be, or, if the requested period is not feasible, to suggest an alternative CP Tranche Period or Interest Period, provided that not less than $1,000,000 of principal may be allocated to any CP Tranche Period or Interest Period and no Alternate Base Rate Loan may have a principal amount of less than $1,000,000.

      The Borrower (or the Servicer on the Borrower’s behalf) may not request an Interest Period for a Eurodollar Loan unless it shall have given the Administrator written notice of its desire therefor not later than 12:00 noon (New York City time) at least two (2) Business Days prior to the first day of the desired Interest Period. Accordingly, all Liquidity Fundings shall initially be Alternate Base Rate Loans.

      Unless the Administrator shall have received written notice by 12:00 noon (New York City time) on the second Business Day prior to the last day of a CP Tranche Period that the Borrower intends to reduce the aggregate principal amount of the CP Rate Loans outstanding, Blue Ridge shall be entitled to assume that the Borrower desires to refinance the maturing CP Rate Loans on the last day of such CP Tranche Period with new CP Rate Loans in like principal amounts with CP Tranche Periods of approximately the same duration; provided, however, that Blue Ridge shall not be liable for failure to effect such refinancing and the Borrower shall remain liable for failure to pay the matured CP Rate Loans which were not so refinanced.

      Unless the Administrator shall have received written notice by 12:00 noon (New York City time) on the second Business Day prior to the last day of an Interest Period that the Borrower intends to reduce the aggregate principal amount of the Eurodollar Loans outstanding, the Lender shall be entitled to assume that the Borrower desires to refinance its maturing Eurodollar Loans on the last day of such Interest Period with Alternate Base Rate Loans.

      Section 2.3      Computation of Concentration Limits and Unpaid Balance.

      The Obligor Concentration Limits and the aggregate Unpaid Balance of Receivables of any Obligor and its Affiliated Obligors (if any) shall be calculated as if such Obligor and its Affiliated Obligors were one Obligor.

      Section 2.4      Maximum Interest Rate.

      No provision of this Agreement shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable law.

      Section 2.5      Payments and Computations, Etc.

      (a)      Payments. All amounts to be paid to the Administrator or any other Person or deposited by the Borrower or the Servicer hereunder (other than amounts payable under Section 4.2) shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York City time) on the day when due in lawful money of the United States of America in same day funds to the Lender in care of Wachovia Bank, N.A., ABA #053100494, Account #8735-098787, for credit: Blue Ridge Asset Funding Corporation, Reference: Lanier Trade Funding LLC, Attention: John Dillon, tel. (336) 732-2690 or to such other account at the bank named therein or at such other bank as the Administrator on behalf of the Lender may designate by written notice to the Person making such payment (any such account, the “Administrator’s Account”).

      (b)      Late Payments. To the extent permitted by law, upon demand, the Borrower or the Servicer, as applicable, shall pay to the Administrator for the account of each Person to whom payment of any Obligation is due, interest on all amounts not paid or deposited by 2:00 p.m. (New York City time) on the date when due (without taking into account any applicable grace period) at the Default Rate, provided, however, that no such interest rate shall at any time exceed the maximum rate permitted by applicable law.

      (c)      Method of Computation. All computations of interest, Servicer’s Fee, any per annum fees payable under Section 4.1 and any other per annum fees payable by the Borrower to the Lender, the Servicer or the Administrator under the Transaction Documents shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

      (d)      Avoidance or Rescission of Payments. To the maximum extent permitted by applicable law, no payment of any Obligation shall be considered to have been paid if at any time such payment is rescinded or must be returned for any reason.

      Section 2.6      Non-Receipt of Funds by the Administrator.

      Unless the Lender notifies the Administrator prior to the date and time on which it is scheduled to fund a Loan that it does not intend to fund, the Administrator may assume that such funding will be made and may, but shall not be obligated to, make the amount of such Loan available to the intended recipient in reliance upon such assumption. If the Lender has not in fact funded its Loan proceeds to the Administrator, the recipient of such payment shall, on demand by the Administrator, repay to the Administrator the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrator until the date the Administrator recovers such amount at a rate per annum equal to the Federal Funds Rate for such day.

ARTICLE III.

SETTLEMENTS

      Section 3.1      Reporting.

      The parties hereto will take the following actions with respect to each Settlement Period:

      (a)      Settlement Report. On the fifteenth Business Day of each month (each a “Reporting Date”), the Servicer shall deliver to the Administrator, on behalf of the Secured Parties, a report in the form of Exhibit 3.1(a) (each, a “Settlement Report”).

      (b)      Interest; Other Amounts Due. At or before 12:00 noon (New York City time) on the Business Day before each Settlement Date, the Administrator shall notify the Borrower and the Servicer of (i) the aggregate principal balance of all Loans that are then outstanding, and (ii) the aggregate amount of all principal, interest and fees that will be due and payable by the Borrower to the Administrator for the account of the Administrator or the Lender on such Settlement Date.

      Section 3.2      Turnover of Collections.

      Without limiting the Administrator’s and the Lender’s recourse to the Borrower for payment of any and all Obligations:

      (a)      If any Settlement Report reveals that a mandatory prepayment is required under Section 1.5(b), not later than the 12:00 noon (New York City time) on the next succeeding Settlement Date, the Servicer shall turn over to the Administrator, for distribution to the Lender, a portion of the Collections equal to the aggregate amount of such required mandatory prepayment;

      (b)      If any Loans are to be voluntarily prepaid on a Settlement Date in accordance with Section 1.5(a), on such Settlement Date, the Servicer shall turn over to the Administrator, for distribution to the Lender, a portion of the Collections equal to the aggregate amount of such optional prepayment; and

      (c)      Reinvestments of Certain Collections; Payment of Remaining Collections.

(i) On the close of business on each day during the period from the date of the first Advance to the Termination Date, the Servicer will, out of all Collections received on such day from Receivables:

(A) identify and hold in trust for the Lender an amount equal to the sum of the estimated amount (based on the rate information provided by the Administrator pursuant to Section 3.4 of (x) interest accrued in respect of each Loan, and (y) all other amounts due to the Lender or the Administrator hereunder (amounts under clauses (x) and (y) being the “Lender Allocations”);

(B) out of the portion of Collections not constituting Lender Allocations identify and set aside the Servicer’s Fee accrued through such day and not previously paid;

(C) apply the Collections not required to be identified pursuant to clause (A) or (B) above to the purchase from LTR LLC of ownership interests in Receivables and Related Assets (each such purchase being a “Reinvestment”); provided that:

(I) if the aggregate principal amount of the Loans outstanding as of such date would exceed the Allocation Limit, then the Servicer shall not reinvest, but shall make a mandatory prepayment pursuant to Section 1.5(b); and

(II) if any of the conditions precedent to Reinvestment in clause (a), (b) and (d) of Section 5.2, subject to the proviso set forth in Section 5.2, are not satisfied, then the Servicer shall not reinvest any of such remaining Collections, but shall make a mandatory prepayment pursuant to Section 1.5(b).

(D) pay to the Borrower (x) the remaining portion of Collections not constituting Lender Allocations pursuant to clause (A) net of the amount identified as the Servicer’s Fee pursuant to clause (B) and (y) the Collections applied to Reinvestment pursuant to clause (C).

      (ii)   Funds Under Sale Agreement (Step 3). Upon the written request of the Administrator, on the Lender’s behalf, given at any time when (i) based on the most recent Settlement Report, the (aggregate principal amount of the Loans outstanding) would exceed the Allocation Limit, or (ii) a Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, the Borrower shall identify all funds that under the Sale Agreement (Step 3) would be applied to repay principal of the Initial Seller Note (as defined in the Sale Agreement (Step 3)) owing to LTR LLC. The Servicer may make withdrawals of such funds only for the purposes of (i) at any time, making Reinvestments; and (ii) making mandatory prepayments of the Loans hereunder pursuant to Section 1.5.

      If the Collections are insufficient to make all payments required under clauses (a), (b) and (c) and the Servicer’s Fee (all of the foregoing, collectively, the “Required Amounts”), the Servicer shall immediately on any such day repay any advance made by the Borrower to the Servicer in accordance with Section 8.2(b).

      (d)   In addition to, but without duplication of, the foregoing, on (i) each Settlement Date and (ii) each other date on which any principal of or interest on any of the Loans becomes due (whether by acceleration or otherwise), the Servicer shall turn over to the Administrator, for distribution to the Lender, a portion of the Collections equal to the aggregate amount of all Obligations that are due and owing on such date.

      (e)   Order of Application. Upon receipt by the Administrator, on behalf of the Secured Parties, of funds distributed pursuant to Section 3.2(d), the Administrator shall apply them to the items specified in the subclauses below, in the order of priority of such subclauses:

(i) to any accrued and unpaid interest on the Loans that is then due and owing, including any previously accrued interest which was not paid on its applicable due date;

(ii) to the accrued and unpaid Servicer’s Fee (if the Servicer is not Lanier Collections or its Affiliate);

(iii) to the Facility Fee accrued during such Settlement Period, plus any previously accrued Facility Fee not paid on a prior Settlement Date;

(iv) to the payment of the principal of any Loans that are then due and owing;

(v) to other accrued and unpaid amounts owing to the Secured Parties or the Administrator hereunder; and

(vi) to the accrued and unpaid Servicer’s Fee (if Servicer is Lanier or its Affiliate).

      (f)   Non-Distribution of Servicer’s Fee. The Administrator hereby consents (which consent may be revoked at any time after the occurrence and during the continuance of a Liquidation Event or Lanier Credit Event), to the retention by the Servicer of the amounts (if any) identified pursuant to Section 3.2(c) in respect of the Servicer’s Fee, in which case no distribution shall be made in respect of the Servicer’s Fee pursuant to clause (d) above.

      Section 3.3      Deemed Collections.

      Deemed Collections. If on any day

(i) the Unpaid Balance of any Receivable is

(A) reduced as a result of any defective, rejected or returned merchandise or services, any cash discount, or any other adjustment by any Loan Party, Originator or any Affiliate thereof, or as a result of any tariff or other governmental or regulatory action, or

(B) reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction), or

(C) reduced on account of the obligation of any Loan Party, Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

(D) less than the amount included in calculating the Net Pool Balance for purposes of any Settlement Report (for any reason other than such Receivable becoming a Defaulted Receivable), or

(ii) any of the representations or warranties of the Borrower set forth in Section 6.1(j), (l) or (p) were not true when made with respect to any Receivable, or any of the representations or warranties of the Borrower set forth in Section 6.1(l) are no longer true with respect to any Receivable, or any Receivable is repurchased by LTR LLC pursuant to the Sale Agreement (Step 3), then, on such day, the Borrower shall be deemed to have received a Collection of such Receivable

(I) in the case of clause (i) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance and the amount included in calculating such Net Pool Balance, as applicable; and

(II) in the case of clause (ii) above, in the amount of the Unpaid Balance of such Receivable.

Collections deemed received by the Borrower under this Section 3.3 are herein referred to as “Deemed Collections.”

      Section 3.4      Estimates of Interest

      For purposes of determining the amounts required to be identified by the Servicer pursuant to Section 3.2(c), the Administrator shall notify the Servicer (and, if Lanier Collections is not the Servicer, the Borrower) from time to time of the Interest Rate applicable to each Loan and the rates at which fees and other amounts are accruing hereunder. It is understood and agreed that (i) the interest for any Loan may change from one Interest Period to the next, and the Bank Rate may change from time to time during an applicable Interest Period, (ii) certain rate information provided by the Administrator to the Servicer shall be based upon the Administrator’s good faith estimate, (iii) the amount of interest payable with respect to a Loan during any Interest Period may exceed, or be less than, the amount identified with respect thereto by Servicer, and (iv) the amount of fees or other amounts payable by the Borrower hereunder which have accrued hereunder with respect to any Settlement Period may exceed, or be less than, the amount identified with respect thereto by the Servicer. Failure to identify any amount so accrued shall not relieve the Servicer of its obligation to remit Collections to the Administrator, for the benefit of the Secured Parties, with respect to such accrued amount, as and to the extent provided in Section 3.2.

ARTICLE IV.

FEES AND YIELD PROTECTION

      Section 4.1      Fees.

      The Borrower shall pay to the Lender certain fees from time to time in amounts and payable on such dates as are set forth in the letter dated on or about the date hereof (as amended from time to time, the “Fee Letter”) among the Borrower, the Lender and the Administrator. Lanier shall pay to the Administrator the structuring fee set forth in the letter dated January 3, 2000 between Lanier and Wachovia (the “Mandate Letter”) on or before the date this Agreement is executed.

      Section 4.2      Yield Protection.

      (a)      If (i) Regulation D or (ii) any Regulatory Change occurring after the date hereof

(A) shall subject an Affected Party to any tax, duty or other charge with respect to its Obligations or, as applicable, its commitment under any Liquidity Agreement, or shall change the basis of taxation of payments to the Affected Party of any Obligations, or as applicable, its commitment under any Liquidity Agreement (except for (1) taxes based on, or measured by, net income, or changes in the rate of tax on or determined by reference to the overall net income, of such Affected Party imposed by the United States of America, by the jurisdiction in which such Affected Party’s principal executive office is located and, if such Affected Party’s principal executive office is not in the United States of America, by the jurisdiction where such Affected Party’s principal office in the United States is located, (2) franchise taxes, taxes on, or in the nature of, doing business taxes or capital taxes), or (3) withholding taxes required for payments made to any foreign entity which, at the time such foreign entity issues its Liquidity Commitment or becomes an assignee of the Lender hereunder, fails to deliver to the Administrator and the Borrower an accurate IRS Form 1001 or 4224, as applicable; or

(B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board, but excluding any reserve included in the determination of Earned Discount), special deposit or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any affiliate (or entity deemed by the Federal Reserve Board to be an affiliate) of any Affected Party, or credit extended by any Affected Party; or

(C) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party; or

(D) shall impose any other condition affecting any Advance made in whole or in part by any Affected Party, or its obligations or rights, if any, to make Loans or Liquidity Fundings; or

(E) shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses, deposit insurance premiums or similar charges;

and the result of any of the foregoing is or would be

(x) to increase the cost to (I) an Affected Party funding or making or maintaining any Loan, any Liquidity Funding, or any commitment of such Affected Party with respect to any of the foregoing, or (II) the Administrator for continuing its or the Borrower’s relationship with the Lender, in each case, in an amount deemed to be material by such Affected Party,

(y) to reduce any amount received by an Affected Party in connection with any Loan, any Liquidity Funding, or any commitment of such Affected Party with respect to any of the foregoing, or

(z) to require any Affected Party to make any payment calculated by reference to the amount of the Loan or Liquidity Funding made or maintained by it, by an amount deemed material by such Affected Party, then, within thirty days after demand by such Affected Party (which demand shall be accompanied by a certificate setting forth, in reasonable detail, the basis of such demand and the methodology for calculating, and the calculation of, the amounts claimed by the Affected Party), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction.

      (b)      Each Affected Party will promptly notify the Borrower and the Administrator of any event of which it has knowledge (including any future event that, in the judgment of such Affected Party, is reasonably certain to occur) which will entitle such Affected Party to compensation pursuant to this Section 4.2; provided, however, no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation.

      (c)      In determining any amount provided for or referred to in this Section 4.2, an Affected Party may use any reasonable averaging and attribution methods (consistent with its ordinary business practices) that it (in its discretion) shall deem applicable. Any Affected Party when making a claim under this Section 4.2 shall submit to the Borrower the certificate (referred to in subsection (a) above) as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of demonstrable error, be conclusive and binding upon the Borrower.

      Section 4.3      Funding Losses.

      In the event that the Lender or any Liquidity Bank shall actually incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to make any Loan or such Liquidity Bank to make any Liquidity Funding or maintain any Liquidity Funding) as a result of (i) any payment of principal with respect to the Lender’s Loan being made on any day other than the scheduled last day of an applicable CP Tranche Period or Interest Period with respect thereto (it being understood that the foregoing shall not apply to any Alternate Base Rate Loans), or (ii) any Loan not being made in accordance with a request therefor under Section 2.1, then, upon written notice from the Administrator to the Borrower and the Servicer, the Borrower shall pay to the Servicer and the Servicer shall pay to the Administrator for the account of the Lender or Liquidity Bank, as applicable, the amount of such actual loss or expense. Such written notice (which shall include the methodology for calculating, and the calculation of, the amount of such loss or expense, in reasonable detail) shall, in the absence of demonstrable error, be conclusive and binding upon the Borrower and the Servicer.

ARTICLE V.

CONDITIONS OF ADVANCES

      Section 5.1      Conditions Precedent to Initial Advance.

      The initial Advance pursuant to this Agreement is subject to the following conditions precedent:

      (a)      the Administrator, on behalf of the Secured Parties, shall have received, on or before the date of such initial Advance, the following each (unless otherwise indicated) dated such date and in form and substance reasonably satisfactory to the Administrator:

(i) The Sale Agreement (Step 3), duly executed by the parties thereto;

(ii) A certificate of the Assistant Secretary of each Loan Party certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it hereunder (on which certificate the Administrator and the Lender may conclusively rely until such time as the Administrator, on behalf of the Secured Parties, shall receive from such Loan Party a revised certificate meeting the requirements of this subsection (a)(ii));

(iii) The Articles or Certificate of Formation of each Loan Party, duly certified by the Secretary of State of such Loan Party’s state of formation, as of a recent date acceptable to Administrator, on behalf of the Secured Parties, in each case together with a copy of the by-laws or operating agreement, as applicable, of such Loan Party, duly certified by the Assistant Secretary of such Loan Party;

(iv) Copies of good standing certificates for each Loan Party, issued by the Secretaries of State of the state of formation of such Loan Party and the state where such Loan Party’s principal place of business is located;

(v) Signed copies of (i) proper financing statements (Form UCC-1), in such form as the Administrator may reasonably request, naming the (A) applicable Originator as the debtor and seller of its Receivables and Related Assets, the Lanier Receivables as the secured party and purchaser thereof and the Administrator, for the benefit of the Secured Parties, as assignee, (B) Lanier Receivables as the debtor and seller of the Receivables and Related Assets, LTR LLC as the secured party and purchaser thereof and the Administrator, for the benefit of the Secured Parties as Assignee and (C) LTR LLC as the debtor and seller of the Receivables and Related Assets, the Borrower as the secured party and purchaser thereof and the Administrator for the benefit of the Secured Parties as Assignee, and (ii) financing statements (Form UCC-1), in such form as the Administrator may reasonably request, naming the Borrower as the debtor and the Administrator, for the Secured Parties, as the secured party, or other, similar instruments or documents, as may be necessary or, in the opinion of the Administrator desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect the sales of the Receivables and Related Assets under the Sale Agreements and the Administrator’s security interest in the Collateral;

(vi) Search reports provided in writing to the Administrator, on behalf of the Secured Parties, (i) listing all effective financing statements that name any Originator, the Borrower, or Lanier Collections as debtor and that are filed in the jurisdictions in which filings were made pursuant to subsection (v) above and in such other jurisdictions that the Administrator shall reasonably request, together with copies of such financing statements (none of which (other than any of the financing statements described in subsection (v) above) shall cover any Receivables or Related Assets, and (ii) listing all tax liens and judgment liens (if any) filed against any debtor referred to in clause (i) above in the jurisdictions described therein and showing no such Liens;

(vii) Evidence that the Initial Seller Note has been duly executed and delivered by the Borrower;

(viii) Favorable opinions of King & Spalding and Morris, James, Hitchens & Williams LLP, counsel to the Loan Parties, in substantially the form of Exhibit 5.1(a)(viii);

(ix) A favorable opinion of King & Spalding, counsel to the Loan Parties, as to:

(x) the existence of a “true sale” of the Receivables from the Originators to the Lanier Receivables under the Sale Agreement (Step 1);

(y) the existence of a “true sale” of the Receivables from Lanier Receivables to LTR LLC under the Sale Agreement (Step 2); and

(z) the inapplicability of the doctrine of substantive consolidation to the Borrower in connection with any bankruptcy proceeding involving any Originator;

(x) A pro forma Settlement Report, prepared as of the Cut-Off Date of February 29, 2000;

(xi) A report in form and substance satisfactory to the Administrator, on behalf of the Secured Parties, from the Initial Due Diligence Auditor as to a pre-closing due diligence audit by the Initial Due Diligence Auditor;

(xii) The Liquidity Agreement, in form and substance satisfactory to the Administrator, duly executed by Blue Ridge, the Liquidity Administrator and each Liquidity Bank;

(xiii) Lock-Box Agreements with respect to each Lock-Box Account (except with respect to the account with US Bank);

(xiv) the Sale Agreement (Step 2) duly executed by the parties thereto;

(xv) the Sale Agreement (Step 1) duly executed by the parties thereto;

(xvi) the Purchase and Sale Agreement (Subordinated Interest), duly executed by the parties thereto;

(xvii) the Limited Secured Guaranty, duly executed by the parties thereto;

(xviii) the Security Agreement (Lanier Trade Receivables LLC), duly executed by the parties thereto;

(xix) the Intercreditor Agreement, duly executed by the parties thereto;

(xx) the Letter Agreement, duly executed by the parties thereto;

(xxi) the Subordination Agreement, duly executed by the parties thereto;

(xxii) the Performance Guaranty, duly executed by the parties thereto;

(xxiii) With respect to Lanier, a consolidated balance sheet, income statement and statement of shareholders’ equity as at December 31, 1999 and with respect to the Borrower, a balance sheet, income statement and statement of shareholders’ equity as at

March 30, 2000, each of the foregoing together with a certification of the chief financial officer or treasurer in the form attached hereto as Exhibit B; and

(xxiv) such other agreements, instruments, certificates, opinions and other documents as the Administrator may reasonably request; and

      (b)      Lanier shall have paid (i) the Structuring Fee and (ii) all Transaction Fees.

      Section 5.2      Conditions Precedent to All Advances and Reinvestments.

      Each Advance (including the initial Advance) shall be subject to the further conditions precedent that on the applicable Borrowing Date the following statements shall be true (and the Borrower, by accepting the amount of such Advances or by receiving the proceeds of any Loan comprising such Advance, and each other Loan Party, upon such acceptance or receipt by the Borrower, shall be deemed to have certified that):

      (a)      the representations and warranties contained in Section 6.1 are correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day unless such representation or warranty relates only to a prior date,

      (b)      no event has occurred and is continuing, or would result from such Advance, that constitutes a Liquidation Event or Unmatured Liquidation Event,

      (c)      after giving effect to each proposed Advance, the Advances will not exceed the Allocation Limit.

      (d)      the Termination Date shall not have occurred, and

      (e)      in the case of an Advance, the Administrator shall have timely received an appropriate Borrowing Request in accordance with Section 2.1;

provided, however, the absence of the occurrence and continuance of an Unmatured Liquidation Event shall not be a condition precedent to any Advance which does not increase the aggregate principal amount of all Advances outstanding over the aggregate outstanding principal balance of the Advances as of the opening of business on such day.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

      Section 6.1      Representations and Warranties of the Loan Parties.

      Each Loan Party represents and warrants as to itself, except when specifically provided, in which case, the specified Loan Party represents and warrants as follows:

      (a)      Organization and Good Standing; Ownership. It has been duly organized and is validly existing as a corporation in good standing under the laws of the state of its formation, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted. The Borrower had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Receivables and Related Assets. Lanier owns directly all the issued and outstanding ownership interests of the Borrower.

      (b)      Due Qualification. It is duly qualified to do business as a foreign corporation or company, as applicable, in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals, except where the failure to be so qualified or have such licenses or approvals would not have a Material Adverse Effect.

      (c)      Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right (A) to execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) to carry out the terms of the Transaction Documents to which it is a party, (C) in the case of the Servicer, to service the Receivables and the Related Assets in accordance with this Agreement and the Sale Agreement (Step 3), and (D) in the case of the Borrower, grant the security interest in the Collateral on the terms and conditions herein provided, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents and, in the case of the Borrower, the sales and assignments described in clause (D).

      (d)      Valid Security Interest; Binding Obligations. (i) The Borrower represents and warrants that this Agreement creates a valid security interest in Collateral in favor of the Administrator, for the benefit of the Secured Parties, enforceable against creditors of, and purchasers from, the Borrower, and (ii) the Loan Parties each represent and warrant that this Agreement and each other Transaction Document signed by such Loan Party constitutes, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

      (e)      No Violation. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its articles or certificate of incorporation or by-laws or operating agreement, or any material indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Lien upon any its properties pursuant to the terms of any such material indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement, the Security Agreement and the other Transaction Documents, or (iii) violate any law or any order, rule, or regulation applicable to it of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over it or any of its properties.

      (f)      No Proceedings. There are no proceedings or investigations pending, or, to its knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the sale and assignment of the Receivables under the Sale Agreement (Step 3) or the grant of the security interest in the Collateral under this Agreement or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document, or (iii) that would have a Material Adverse Effect.

      (g)      Bulk Sales Act. The Borrower represents and warrants that no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

      (h)      Government Approvals. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement and each other Transaction Document to which it is a party, except, in the case of the Borrower, for (i) the filing of the UCC financing statements referred to in Article V, and (ii) the filing of any UCC continuation statements and amendments from time to time required in relation to any UCC financing statements filed in connection with this Agreement, as provided in Section 8.7, all of which, at the time required in Section 8.7 shall have been duly made and shall be in full force and effect.

      (i)      Financial Condition of Lanier. Lanier represents and warrants that (i) the consolidated balance sheets of it and its consolidated subsidiaries as at December 31, 2000, and the related statements of income and shareholders’ equity of Lanier and its consolidated subsidiaries for the fiscal year then ended, certified by Ernst & Young independent certified public accountants, copies of which have been furnished to the Administrator, fairly present in all material respects the consolidated financial condition of it and its consolidated subsidiaries as at such date and the consolidated results of the operations of it and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, and (ii) since December 31, 1999, there has been no material adverse change in any such financial condition, business or operations except as described in Schedule 6.1(i).

      (j)      Financial Condition of Borrower. The Borrower represents and warrants that (i) the balance sheets of the Borrower as at March 30, 2000, certified by the chief financial officer or treasurer of the Borrower by means of a Certificate of Financial Officer in the form attached hereto as Exhibit B, copies of which have been furnished to the Administrator, fairly present in all material respects the financial condition, assets and liabilities of the Borrower as at such date, all in accordance with GAAP consistently applied, and (ii) since March 30, 2000 there has been no material adverse change in the Borrower’s financial condition, business or operations.

      (k)      Federal Regulations. The Borrower represents and warrants that no part of any funds obtained by it hereunder will be (x) used to acquire any equity security of a class that is registered pursuant to Section 12 of the Exchange Act or (y) used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect or for any purpose which violates the provisions of any Regulations of the Federal Reserve Board. If requested by the Administrator at any time, the Borrower will furnish to the Administrator a statement in conformity with the requirements of FR Form U-1 referred to in Regulation U.

      (l)      Quality of Title. The Borrower represents and warrants that (i) each Receivable, together with the Related Assets, is owned by the Borrower free and clear of any Lien (other than any Lien arising solely as the result of any action taken by the Administrator or one of the Secured Parties or any Lien otherwise granted pursuant to the Transaction Documents); (ii) the Administrator, on behalf of the Secured Parties has a valid and perfected first priority security interest in the Collateral; and (iii) no financing statement or other instrument similar in effect covering any portion of the Collateral is on file in any recording office except such as may be filed (1) in favor of Lanier Receivables in connection with the Sale Agreement (Step (1)), (2) in favor of LTR LLC in connection with the Sale Agreement (Step 2); (3) in favor of the Borrower in connection with the Sale Agreement (Step 3), (4) in favor of the Administrator in accordance with this Agreement or in connection with any Lien arising solely as the result of any action taken by the Lender (or any assignee thereof) or by the Administrator, (5) in favor of the Administrator in accordance with the Security Agreement or (6) in favor of the Collateral Agent.

      (m)      Accurate Reports. No Settlement Report (if prepared by such Loan Party, or to the extent information therein was supplied by such Loan Party) or other information, exhibit, financial statement, document, book, record or report furnished or to be furnished, in each case in writing, by or on behalf of such Loan Party to the Administrator or the Lender pursuant to this Agreement was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to the Administrator or the Lender at such time) as of the date so furnished, or contained or (in the case of information or other materials to be furnished in the future) will contain any material misstatement of fact or omitted or (in the case of information or other materials to be furnished in the future) will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances made or presented.

      (n)      Offices. The principal places of business and chief executive offices of the Servicer and the Borrower are located at the respective addresses set forth on Schedule 14.2, and the offices where the Servicer and the Borrower keep all their books, records and documents evidencing Receivables, the related Contracts and all purchase orders and other agreements related to such Receivables are located at the addresses specified in Schedule 6.1(n) (or at such other locations, notified to the Administrator, on behalf of the Secured Parties, in accordance with Section 7.1(f), in jurisdictions where all action required by Section 8.5 has been taken and completed).

      (o)      Lock-Box Accounts. The names and addresses of all the Lock-Box Banks, together with the account numbers of the accounts of the Originators or the Borrower at such Lock-Box Banks, are specified in Schedule 6.1(o) (or have been notified to and approved by the Administrator, on behalf of the Secured Parties, in accordance with Section 7.3(d)).

      (p)      Eligible Receivables. The Borrower represents and warrants that each Receivable included in the Net Pool Balance in connection with any computation or recomputation of the Borrowing Base is an Eligible Receivable on such date.

      (q)      Servicing Programs. No license or approval is required for the Administrator’s use of any program used by the Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

      (r)      [Reserved].

      (s)      Compliance with Credit and Collection Policy. With respect to each Receivable, it has complied in all material respects with the Credit and Collection Policy.

      (t)      Payments to LTR LLC. The Borrower represents and warrants that with respect to each Receivable transferred to the it by LTR LLC pursuant to the Sale Agreement (Step 3), the Borrower has given reasonably equivalent value to LTR LLC in consideration for the Receivables sold by it and the Related Assets with respect thereto and such transfer was not made for or on account of antecedent debt.

      (u)      Names. The Borrower represents and warrants that in the past five years, the it has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

      (v)      Ownership of the Borrower. The Borrower represents and warrants that Lanier owns 100% of the issued and outstanding ownership interests of the Borrower, free and clear of any Lien, except as may arise pursuant to the Security Agreement. Such ownership interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire ownership interests of the Borrower.

      (w)      Investment Company. The Borrower represents and warrants that it is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute.

      (x)      Taxes. It has filed all material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except to the extent any failure to file such returns or reports or pay such taxes or charges could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE VII.

GENERAL COVENANTS OF THE LOAN PARTIES

      Section 7.1      Affirmative Covenants of the Loan Parties.

      From the date hereof until the Final Payout Date, unless the Administrator shall otherwise consent in writing:

      (a)      Compliance With Laws, Etc. Each Loan Party will comply in all material respects with all applicable laws, rules, regulations and orders, including those with respect to the Receivables and related Contracts, except where the failure to so comply would not individually or in the aggregate have a Material Adverse Effect.

      (b)      Preservation of Corporate Existence. Each Loan Party will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have a Material Adverse Effect.

      (c)      Audits. Each Loan Party will (i) at any time and from time to time upon not less than five (5) Business Days’ notice (unless a Liquidation Event has occurred and is continuing (or the Administrator, on behalf of the Secured Parties, believes in good faith that a Liquidation Event has occurred and is continuing), in which case no such notice shall be required) during regular business hours, permit the Administrator, on behalf of the Secured Parties, or any of its agents or representatives, (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Loan Party relating to Receivables, including, without limitation, the related Contracts and purchase orders and other agreements, and (B) to visit the offices and properties of such Loan Party for the purpose of examining such materials described in clause (i)(A) next above, and to discuss matters relating to Receivables or such Loan Party’s performance hereunder with any of the officers or employees of such Loan Party having knowledge of such matters; (ii) permit the Administrator or any of its agents or representatives, upon not less than five (5) Business Days’ notice from the Administrator (unless a Liquidation Event has occurred and is continuing (or the Administrator believes in good faith that a Liquidation Event has occurred and is continuing) in which case no such notice shall be required), to meet with the independent auditors of such Loan Party, to review such auditors’ work papers and otherwise to review with such auditors the books and records of such Loan Party with respect to the Receivables and Related Assets; and (iii) without limiting the provisions of clause (i) or (ii) next above, from time to time, at the expense of such Loan Party, permit certified public accountants or other auditors acceptable to the Administrator to conduct a review of such Loan Party’s books and records with respect to the Receivables and Related Assets; provided, that, so long as no Liquidation Event has occurred and is continuing, (x) such reviews shall not be done more than four (4) times in any one calendar year and (y) the Loan Parties shall only be responsible for the costs and expenses of one such review in any one calendar year.

      (d)      Keeping of Records and Books of Account. The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of outstanding Unpaid Balances by Obligor and related debit and credit details of the Receivables).

      (e)      Performance and Compliance with Receivables and Contracts. Each Loan Party will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises, if any, required to be observed by it under the Contracts related to the Receivables and all agreements related to such Receivables.

      (f)      Location of Records. Each Loan Party will keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Receivables, all related Contracts and all agreements related to such Receivables (and all original documents relating thereto), at the address(es) of the Servicer and the Borrower referred to in Section 6.1(n) or, upon 30 days’ prior written notice to the Administrator, at such other locations in jurisdictions where all action required by Section 8.5 shall have been taken and completed.

      (g)      Credit and Collection Policies. Each Loan Party will comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

      (h)      Sale Agreement. The Borrower will perform and comply in all material respects with all of its covenants and agreements set forth in the Sale Agreement (Step 3), and will enforce the performance by LTR LLC of its obligations under the Sale Agreement (Step 3).

      (i)      Lock-Box Agreement. The Borrower, each Originator and the Servicer shall enter into a Lock-Box Agreement with Wachovia with respect to each Lock-Box Account, and shall instruct all Obligors to deposit all Collections to the Lock-Box Accounts and each Lock-Box Bank to deposit all Collections to the Collection Account, except as specifically provided below with respect to the account at US Bank. The Borrower will not give any contrary or conflicting instructions, and will, upon the request of Servicer or the Administrator, confirm such instructions by Servicer or take such other action as may be reasonably required to give effect to such instructions. Notwithstanding the foregoing, Collections received into any Lock-Box Account may, until the Administrator provides notice to the contrary to the Servicer, be used in accordance with the provisions of Section 8.2(b).

      The parties acknowledge that Lanier has a lock-box with US Bank at its location in Edina, Minnesota (the “US Bank Lock-Box”) into which certain Collections of the Receivables are directed, and that US Bank has declined to enter into a Lock-Box Agreement. In connection therewith the Loan Parties agree as follows: (i) immediately following the date hereof, but no later than the date of the first Advance hereunder, the Loan Parties will (A) give notice (with copy to the Administrator) to US Bank to change the name on the US Bank Lock-Box and its related account to “Lanier Collections Limited Partnership, as servicer,” and (B) cause all funds in such account that constitute Collections to be transferred to one of the Lock-Box Accounts at Wachovia on the date of receipt in the US Bank Lock-Box; and (ii) no later than 60 days following the date hereof, the Loan Parties will either (A) negotiate, execute and deliver a Lock-Box Agreement with US Bank with respect to the US Bank Lock-Box in substantially the form of Exhibit A-1 hereof with such changes as may be approved by the Administrator in its sole discretion, or (B) cause all Obligors who have been delivering Collections to the US Bank Lock-Box to deliver such Collections to either an existing Wachovia Lock-Box or a new lock-box and lock-box account established with Wachovia (which new lock-box and account shall be made subject to the Letter Agreement and shall thereafter be deemed to be a “Lock-Box Account”).

      (j)      Lease Facility Intercreditor Agreement. Upon the closing of the Lease Facility, the Servicer and Lanier will cause to be executed (i) an Intercreditor Agreement in substantially the form set forth on Exhibit C and (ii) a Lock-Box Agreement with Wachovia in substantially the form set forth on Exhibit D, in each with such changes to such forms as may be approved by the Administrator. Such additional Intercreditor Agreement and Lock-Box Agreement shall constitute additional Transaction Documents.

      (k)      Application for Delaware Tax Exemption; Tax Reserve. Immediately following the date hereof, Lanier shall file an application with the State of Delaware for an exemption for Lanier Trade Receivables LLC from Delaware state income tax (the “Delaware Exemption”). Upon the first to occur of (i) sixty (60) days following the date hereof without Lanier having obtained the Delaware Exemption in form and substance reasonably satisfactory to the Administrator or (ii) receipt by Lanier of a response from the State of Delaware indicating that the request for the Delaware Exemption has been denied (of which Lanier will provide immediate notice to the Administrator), the Servicer shall establish the Tax Reserve Account with Wachovia (which account shall be pledged to the Administrator for the benefit of the Secured Parties and otherwise subject to such restrictions as the Administrator may require), and either the Borrower or the Servicer shall deposit thereto the Tax Reserve Amount on each Settlement Date out of Collections after payment of sums due to the Administrator or the Lender hereunder. The Servicer, on behalf of Lanier Trade Receivables LLC, shall pay from the Tax Reserve Account all estimated and actual tax payments due by Lanier Trade Receivables LLC to the State of Delaware on or before the date that such tax payments are due, and shall provide written confirmation thereof to the Administrator simultaneously with such payment. The Servicer or Lanier may request that the foregoing requirements be waived upon the relocation of

Lanier Trade Receivables LLC to a different and more favorable tax jurisdiction, and the delivery to the Administrator of evidence of such UCC-1 filings, certifications, and legal opinions as the Administrator may require in its sole discretion.

      (l)      Post-Lease Agreement. The applicable Loan Parties, upon closing of the Lease Facility, will cause to be executed (i) an Intercreditor Agreement with Wachovia in a substantially similar form as provided in Exhibit C and (ii) a Lock-Box Agreement with Wachovia in a substantially similar form as provided in Exhibit D. Any changes to the aforementioned forms must be approved by the Administrator.

      Section 7.2      Reporting Requirements of the Loan Parties.

      From the date hereof until the Final Payout Date, unless the Administrator, on behalf of the Secured Parties, shall otherwise consent in writing:

      (a)      Quarterly Financial Statements. Lanier will furnish to the Administrator for the benefit of the Secured Parties, as soon as practicable, and in any event within forty-five (45) days after the end of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the end of each such period and consolidated and consolidating statements of income and consolidated and consolidating statements of changes in owners’ equity, and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, together with a Certificate of Financial Officer in the form attached hereto as Exhibit B executed by the chief financial officer or treasurer of Lanier.

      (b)      Annual Financial Statements. Lanier will furnish to the Administrator for the benefit of the Secured Parties as soon as available and in any event within ninety (90) days after the end of each fiscal year of Lanier, (a) an audit report, certified (as to consolidated, but not consolidating statements) by internationally recognized independent certified public accountants, prepared in accordance with generally accepted accounting principles, on a consolidated and consolidating basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related statements of income and consolidated and consolidating statements of changes in owners’ equity, and a statement of cash flows, which audit report shall be unqualified and shall state that such financial statements fairly present the consolidated financial position of Lanier and its Subsidiaries as at the dates indicated and results of operations and cash flows for the periods indicated in conformity with generally accepted accounting principles and that the examination by such accountants in connection with such consolidated and consolidating financial statements has been made in accordance with generally accepted auditing standards and (b) projected balance sheets, statements of income and cash flows for the three succeeding fiscal years, prepared in accordance with generally accepted accounting principles, on a consolidated basis, together with the appropriate supporting details and a statement of underlying assumptions.

      (c)      Quarterly Financial Statements-Borrower. The Borrower will furnish to the Administrator for the benefit of the Secured Parties, as soon as available and in any event within

45 days after the end of each of the first three quarters of each fiscal year of the Borrower, copies of the financial statements of the Borrower, consisting of at least a balance sheet as at the close of such quarter and statements of earnings and changes in cash flows for such quarter and for the period from the beginning of the fiscal year to the close of such quarter, together with a Certificate of Financial Officer in the form attached hereto as Exhibit B executed by the chief financial officer or treasurer of the Borrower;

      (d)      Annual Financial Statements-Borrower. The Borrower will furnish to the Administrator for the benefit of the Secured Parties, as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, copies of the financial statements of the Borrower, consisting of at least a balance sheet of the Borrower for such year and statements of earnings, cash flows and shareholders’ equity, setting forth in each case in comparative form corresponding figures from the preceding fiscal year, together with a Certificate of Financial Officer in the form attached hereto as Exhibit B executed by the chief financial officer or treasurer of the Borrower;

      (e)      Reports to Holders and Exchanges. In addition to the reports required by subsections (a), (b), (c) and (d) next above, promptly upon the Administrator’s request, Lanier will furnish to the Administrator for the benefit of the Secured Parties, copies of any reports specified in such request which Lanier sends to any of its securityholders, and any reports or registration statements that Lanier files with the Securities and Exchange Commission or any national securities exchange other than registration statements relating to employee benefit plans and to registrations of securities for selling securities;

      (f)      ERISA. Promptly after the filing or receiving thereof, each Loan Party will furnish to the Administrator for the benefit of the Secured Parties, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which any Loan Party files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which such Loan Party receives from the Pension Benefit Guaranty Corporation;

      (g)      Liquidation Events, Etc. As soon as possible and in any event within three Business Days after obtaining knowledge of the occurrence of any Liquidation Event, any Unmatured Liquidation Event, or any Lanier Credit Event, each Loan Party will furnish to the Administrator for the benefit of the Secured Parties, a written statement of the chief financial officer, treasurer or chief accounting officer of such Loan Party setting forth details of such event and the action that such Loan Party will take with respect thereto;

      (h)      Litigation. As soon as possible and in any event within ten Business Days of any Loan Party’s knowledge thereof, such Loan Party will furnish to the Administrator for the benefit of the Secured Parties, notice of (i) any litigation, investigation or proceeding which may exist at any time which could reasonably be expected to have a Material Adverse Effect and (ii) any development in previously disclosed litigation which development could reasonably be expected to have a Material Adverse Effect;

      (i)      Audit of Receivables. As soon as available and in any event by the end of each fiscal year of the Borrower, the Borrower will furnish to the Administrator for the benefit of the Secured Parties, an audit report, prepared by a Person reasonably acceptable to the Administrator (unless a Lanier Credit Event has occurred, in which case such audit report shall be prepared by a nationally recognized accounting firm or other Person acceptable to the Administrator), as of the end of such fiscal year, substantially in the form of the report delivered pursuant to Section 5.1(k) and covering such other matters as the Administrator may reasonably request in order to protect the interests of the Administrator or the Secured Parties under or as contemplated by this Agreement;

      (j)      Change in Credit and Collection Policy. Prior to its effective date, each Loan Party will furnish to the Administrator for the benefit of the Secured Parties, notice of (i) any material change in the character of such Loan Party’s business, and (ii) any material change in the Credit and Collection Policy;

      (k)      Lanier Credit Event. Within one Business Day of the occurrence thereof, each Loan Party will furnish to the Administrator for the benefit of the Secured Parties, notice of any Lanier Credit Event.

      (l)      Deliveries to Liquidity Banks. The Borrower will deliver to each of the Liquidity Banks and the Administrator simultaneously with the delivery of each set of annual and quarterly financial statements referred to in paragraphs (a), (b), (c) and (d) above, a statement of its Chief Financial Officer or Treasurer certifying the accuracy of such financial statements and certifying that no Liquidation Event or Unmatured Liquidation Event has occurred or if any such Liquidation Event or Unmatured Liquidation Event has occurred, setting forth the details thereof and the action which such Loan Party is taking or proposes to take with respect thereto.

      (m)      Other. Promptly, from time to time, each Loan Party will furnish to the Administrator for the benefit of the Secured Parties, such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of such Loan Party as the Administrator may from time to time reasonably request in order to protect the interests of the Administrator or the Lender under or as contemplated by this Agreement.

      Section 7.3      Negative Covenants of the Loan Parties.

      From the date hereof until the Final Payout Date, without the prior written consent of the Administrator:

      (a)      Sales, Liens, Etc. (i) The Borrower will not, except as otherwise provided herein and in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Receivable or any Related Asset, or any interest therein, or any account to which any Collections of any Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing (except, prior to the execution of Lock-Box Agreements, set-off rights of any bank at which any such account is maintained), and (ii) the Servicer will not assert any interest in the Receivables, except as Servicer.

      (b)      Extension or Amendment of Receivables. No Loan Party will, except as otherwise permitted in Section 8.2(c), extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any material term or condition of any Contract related thereto in any way that adversely affects the collectibility of any Receivable or the Secured Parties’ rights therein.

      (c)      Change in Business or Credit and Collection Policy. No Loan Party will make or permit to be made any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any significant portion of the Receivables or otherwise adversely affect the interests or remedies of the Lender under this Agreement or any other Transaction Document.

      (d)      Change in Payment Instructions to Obligors. No Loan Party will add or terminate any bank as a Lock-Box Bank from those listed in Schedule 6.1(o) or, after Lock-Box Accounts have been delivered pursuant to Section 7.1(i), make any change in its instructions to Obligors regarding payments to be made to the Borrower or Servicer or payments to be made to any Lock-Box Bank (except for a change in instructions solely for the purpose of directing Obligors to make such payments to another existing Lock-Box Bank), unless (i) the Administrator shall have received prior written notice of such addition, termination or change and (ii) if a Lanier Credit Event has occurred, the Administrator shall have received duly executed copies of Lock-Box Agreements with each new Lock-Box Bank.

      (e)      Deposits to Collection Account. No Loan Party will deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account, any cash or cash proceeds other than Collections of Receivables.

      (f)      Changes to Other Documents. The Borrower will not enter into any amendment or modification of, or supplement to, the Sale Agreement (Step 3), the Purchase and Sale Agreement (Subordinated Interest) or the Borrower’s certificate of formation.

      (g)      Restricted Payments by the Borrower. The Borrower will not (i) purchase or redeem any ownership interests of the Borrower, (ii) declare or pay any dividends thereon, (iii) make any distribution to interest holders or set aside any funds for any such purpose, or (iv) pay any principal amount of the Initial Seller Note (as defined in the Sale Agreement (Step 3)); provided, however, that if (A) no Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing and (B) the Borrower’s net worth (determined in accordance with GAAP) is not less than $1,800,000, then the Borrower may, after making payment of all Obligations due and owing on such Settlement Date, (x) pay all or a portion of such principal amount on the Settlement Date for any Settlement Period or (y) make other distributions permitted by the Transaction Documents,

      (h)      Borrower Indebtedness. The Borrower will not incur or permit to exist any Indebtedness or liability on account of deposits or advances or for borrowed money or for the deferred purchase price of any property or services, except (A) indebtedness of the Borrower to LTR LLC incurred in accordance with the Sale Agreement (Step 3), (B) current accounts payable arising under the Transaction Documents and not overdue and (C) other current accounts payable arising in the ordinary course of business and not overdue, in an aggregate amount at any time outstanding not to exceed $10,699 (excluding fees payable to professionals).

      (i)      Negative Pledges. No Loan Party will enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Lien upon any Receivables or Related Assets, whether now owned or hereafter acquired, except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

      (j)      Change of Name. The Borrower will not change its name, any trade name or corporate structure, or commence the use of any new trade name unless it has given the Administrator at least 30 days prior written notice thereof and has taken all steps necessary to continue the perfection of the Lender’s interest, including the filing of amendments to the UCC financing statements filed pursuant to Section 5.1(e).

      (k)      Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except as provided in the Transaction Documents.

      (l)      Mergers, Consolidations and Acquisitions.

(i) Lanier will not enter into any merger or consolidation, or liquidate, wind-up dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its consolidated business or property (each such transaction a “Fundamental Change”), whether now or hereafter acquired, except (i) a Subsidiary of Lanier other than the Borrower may be merged into or consolidated with Lanier or such other wholly-owned Subsidiary of Lanier other than the Borrower (in which case Lanier or such wholly-owned Subsidiary shall be the surviving corporation), (ii) any liquidation of any Subsidiary of Lanier other than the Borrower into Lanier or another Subsidiary of Lanier, as applicable, and (iii) Lanier may merge with any other Person, or any Subsidiary of Lanier other than the Borrower may consolidate or merge with any other Person, provided, that (A) no Liquidation Event or Unmatured Liquidation Event shall exist immediately after giving effect to such Fundamental Change, (B) in the case of any merger of Lanier, Lanier is the surviving corporation in such merger and such merger is with a Person in a line of business substantially similar to that of Lanier and its Subsidiaries as of the execution date of this Agreement or any business or activities which are similar, related or incidental thereto or logical extensions thereof, and (C) in the case of any merger or consolidation of any Subsidiary of Lanier, the surviving corporation in such Fundamental Change is or becomes as a result thereof a wholly-owned Subsidiary of Lanier, and (D) such transaction is with a Person in a line of business substantially similar to that of Lanier and its Subsidiaries as of the execution date of this Agreement.

(ii) Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than the acquisition of the Receivables and Related Assets pursuant to the Sale Agreement (Step 3) and the sale of an interest in the Receivables and Related Assets hereunder.

      (m)      Use of Proceeds of Receivables. Neither the Borrower nor the Servicer shall transfer or pay any funds, including without limitation Collections, to any Person other than payments of the Obligations if (i) any of the following has occurred: a Liquidation Event, Unmatured Liquidation Event or Lanier Credit Event or (ii) the aggregate outstanding principal amount of the Loans exceeds the Borrowing Base, or (iii) if the aggregate principal amount of the Loans is less than or equal to the Borrowing Base, but the Borrower has reasonably foreseeable expenses or obligations for which it has not reserved cash for the payment of such expenses or obligations when due, which expenses or obligations could cause the aggregate outstanding principal amount of the Loans to exceed the Borrowing Base.

      Section 7.4      Separate Corporate Existence of the Borrower.

      Each Loan Party hereby acknowledges that Lender and the Administrator are entering into the transactions contemplated hereby in reliance upon Borrower’s identity as a legal entity separate from the Originators and its other Affiliates. Therefore, each Loan Party shall take all steps specifically required by this Agreement or reasonably required by the Administrator to continue Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of its Affiliates, and is not a division of Lanier or any other Person. Without limiting the foregoing, each Loan Party will take such actions as shall be required in order that:

(i) The Borrower will be a limited purpose company whose primary activities are restricted in its Certificate of Formation to purchasing or otherwise acquiring from LTR LLC, owning, holding, granting security interests, or selling interests, in the Receivables and Related Assets, entering into agreements for the selling and servicing of the Receivables, and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(ii) Not less than one member of the Borrower’s Board of Managers (the “Independent Manager”) shall be an individual who is not, and never has been, a direct,

indirect or beneficial stockholder, officer, director, employee, affiliate, associate, material supplier or material customer of Lanier or any of its Affiliates. The certificate of incorporation of the Borrower shall provide that (a) at least one member of the Borrower’s Board of Managers shall be an Independent Manager, (b) the Borrower’s Board of Managers shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Manager shall approve the taking of such action in writing prior to the taking of such action and (c) the provisions requiring an independent director and the provision described in clauses (a) and (b) of this paragraph (ii) cannot be amended without the prior written consent of the Independent Manager;

(iii) The Independent Manager shall not at any time serve as a trustee in bankruptcy for the Borrower or any Affiliate thereof;

(iv) Any employee, consultant or agent of the Borrower will be compensated from the Borrower’s funds for services provided to the Borrower. The Borrower will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables, which the Servicer will be fully compensated for its services by payment of the Servicer’s Fee, and certain organizational expenses in connection with the formation of the Borrower;

(v) The Borrower will contract with the Servicer to perform for the Borrower all operations required on a daily basis to service the Receivables. The Borrower will pay the Servicer the Servicer’s Fee pursuant hereto. The Borrower will not incur any material indirect or overhead expenses for items shared with Lanier Collections (or any other Affiliate thereof) which are not reflected in the Servicer’s Fee. To the extent, if any, that the Borrower (or any other Affiliate thereof) share items of expenses not reflected in the Servicer’s Fee, for legal, auditing and other professional services and directors’ fees, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Lanier shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal, rating agency and other fees;

(vi) The Borrower’s operating expenses will not be paid by any other Loan Party or other Affiliate of the Borrower;

(vii) The Borrower will have its own stationery;

(viii) The books of account, financial reports and corporate records of the Borrower will be maintained separately from those of Lanier and each other Affiliate of the Borrower;

(ix) Any financial statements of any Loan Party or Affiliate thereof which are consolidated to include the Borrower will contain detailed notes clearly stating that (A) all of the Borrower’s assets are owned by the Borrower, and (B) the Borrower is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out of the Borrower’s assets prior to any value in the Borrower becoming available to the Borrower’s equity holders; and the accounting records and the published financial statements of the Originators will clearly show that, for accounting purposes, the Receivables and Related Assets have been sold by the Originators to Lanier Receivables and by Lanier Receivables to LTR LLC and by LTR LLC to the Borrower;

(x) The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer and the other Affiliates;

(xi) Each Affiliate of the Borrower will strictly observe organizational formalities in its dealings with the Borrower, and, except as permitted pursuant to this Agreement with respect to Collections, funds or other assets of the Borrower will not be commingled with those of any of its Affiliates;

(xii) No Affiliate of the Borrower will maintain joint bank accounts with the Borrower or other depository accounts with the Borrower to which any such Affiliate (other than in its capacity as the Servicer hereunder or under the Sale Agreement (Step 3)) has independent access, provided that prior to the occurrence of a Lanier Credit Event, Collections may be held by the Servicer subject to the obligations of the Servicer pursuant to Section 3.2(c);

(xiii) No Affiliate of the Borrower shall, directly or indirectly, name the Borrower or enter into any agreement to name the Borrower as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any Affiliate of the Borrower;

(xiv) Each Affiliate of the Borrower will maintain arm’s length relationships with the Borrower, and each Affiliate of the Borrower that renders or otherwise furnishes services or merchandise to the Borrower will be compensated by the Borrower at market rates for such services or merchandise;

(xv) No Affiliate of the Borrower will be, nor will it hold itself out to be, responsible for the debts of the Borrower or the decisions or actions in respect of the daily business and affairs of the Borrower. Lanier Collections and the Borrower will immediately correct any known misrepresentation with respect to the foregoing and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity;

(xvi) The Borrower will keep correct and complete books and records of account and minutes of the meetings and other proceedings of its stockholder and board of directors, as applicable, and the resolutions, agreements and other instruments of the Borrower will be continuously maintained as official records by the Borrower; and

(xvii) The Borrower, on the one hand, and the Loan Parties, Lanier Receivables, LTR LLC and the Originators, on the other hand, will conduct its business solely in its own corporate name and in such a separate manner so as not to mislead others with whom they are dealing.

ARTICLE VIII.

ADMINISTRATION AND COLLECTION

      Section 8.1      Designation of Servicer.

      (a)      Lanier Collections as Initial Servicer. The servicing, administering and collection of the Receivables shall be conducted by the Person designated as Servicer hereunder from time to time in accordance with this Section 8.1. Until the Administrator, on behalf of the Secured Parties, gives to Lanier Collections a Successor Notice (as defined in Section 8.1(b)), Lanier Collections is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof; provided, however, that Lanier Collections shall guarantee the performance by Lanier Collections of its duties and obligations Servicer hereunder pursuant to the Performance Guaranty.

      (b)      Successor Notice; Servicer Transfer Events. Upon Lanier Collections’ receipt of a notice from the Administrator of the Administrator’s designation, on behalf of the Secured Parties, of a new Servicer (a “Successor Notice”), Lanier Collections agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator believes will facilitate the transition of the performance of such activities to the new Servicer, and the Administrator (or its designee) shall assume each and all of Lanier Collections’ obligations to service and administer such Receivables, on the terms and subject to the conditions herein set forth, and Lanier Collections shall use its best efforts to assist the Administrator (or its designee) in assuming such obligations. Without limiting the foregoing, Lanier Collections agrees, at its expense, to take all actions necessary to provide the new Servicer with access to all computer software necessary or useful in collecting or billing Receivables, solely for use in collecting and billing Receivables. The Administrator agrees not to give Lanier Collections a Successor Notice until after the occurrence and during the continuance of any Liquidation Event or Lanier Collections Credit Event (any such event being herein called a “Servicer Transfer Event”), in which case such Successor Notice may be given at any time in the Administrator’s discretion. If Lanier Collections disputes the occurrence of a Servicer Transfer Event, Lanier Collections may take appropriate action to resolve such dispute; provided that Lanier Collections must terminate its activities hereunder as Servicer and allow the newly designated Servicer to perform such activities on the date provided by the Administrator as described above, notwithstanding the commencement or continuation of any proceeding to resolve the aforementioned dispute, if the Administrator, on behalf of the Secured Parties, reasonably determines, in good faith, that such termination is necessary or advisable to protect the Secured Parties’ interests hereunder.

      (c)      Subcontracts. The Servicer may, with the prior consent of the Administrator, subcontract with any other Person for servicing, administering or collecting the Receivables, provided that the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof and such subservicing arrangement may be terminated at the Administrator’s request, on behalf of the Secured Parties, at any time after a Successor Notice has been given.

      Section 8.2      Duties of Servicer.

      (a)      Appointment; Duties in General. The Borrower, the Lender and the Administrator hereby appoints as its agent the Servicer, as from time to time designated pursuant to Section 8.1, to enforce its rights and interests in and under the Receivables, the Related Security and the related Contracts. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

      (b)      Allocation of Collections. The Servicer shall identify portions of the Collections for the account of the Borrower and/or the Administrator for the benefit of the Secured Parties in accordance with Section 3.2(c) but shall not be required (unless otherwise requested by the Administrator, for the benefit of the Secured Parties, after the occurrence of a Liquidation Event or a Lanier Credit Event) to segregate the funds constituting such portions of such Collections in accordance with said Section. Amounts held by the Servicer pursuant to this Section 8.2(b) shall be considered an advance from the Borrower to the Servicer. Such advance shall be payable upon demand of the Borrower or, if not otherwise repaid, shall be paid on the succeeding Settlement Date. If instructed by the Administrator, on behalf of the Secured Parties, after the occurrence of a Liquidation Event or Lanier Credit Event, the Servicer shall segregate and deposit collections into the Collection Account, on the second Business Day following receipt by the Servicer of such Collections to immediately available funds. Any repayment of any such advance shall be made by the Servicer by wire transfer in immediately available funds to the Administrator’s Account no later than 12 noon (New York City time) on the date such payment is due.

      (c)      Modification of Receivables. So long as no Liquidation Event and no Unmatured Liquidation Event shall have occurred and be continuing, Lanier, while it is Servicer, may, in accordance with the Credit and Collection Policy, (i) extend the maturity or adjust the Unpaid Balance of any Defaulted Receivable as Lanier may reasonably determine to be appropriate to maximize Collections thereof, and (ii) adjust the Unpaid Balance of any Receivable to reflect the reductions or cancellations described in the first sentence of Section 3.2(a).

      (d)      Documents and Records. Each Loan Party shall deliver to the Servicer, and the Servicer shall hold in trust for the Borrower and the Lender in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Receivables, provided, however, if a subservicer is engaged by the Servicer, such Loan Party may deliver to such subservicer.

      (e)      Certain Duties to the Borrower. The Servicer shall, as soon as practicable following receipt, turn over to the Borrower (i) that portion of the Collections which are not required to be turned over to the Administrator, less the Servicer’s Fee, and, in the event that neither Lanier Collections nor any other Loan Party or Affiliate thereof is the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of the Servicer of servicing, collecting and administering the Receivables to the extent not covered by the Servicer’s Fee received by it, and (ii) the Collections of any receivable which is not a Receivable. The Servicer, if other than Lanier Collections or any other Loan Party or Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Borrower all documents, instruments and records in its possession that evidence or relate to Receivables of the Borrower other than Receivables, and copies of documents, instruments and records in its possession that evidence or relate to Receivables.

      (f)      Termination. The Servicer’s authorization under this Agreement shall terminate upon the Final Payout Date.

      (g)      Power of Attorney. The Borrower hereby grants to the Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Borrower all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Borrower or transmitted or received by the Lender (whether or not from the Borrower) in connection with any Receivable.

      Section 8.3      Servicer Advances.

      For each Settlement Period, if the Servicer determines that any payment (or portion thereof) which was due and payable pursuant to a Contract in the Receivables during such Settlement Period was not received prior to the end of such Settlement Period, the Servicer shall make an advance in an amount up to the amount of such delinquent payment (or portion thereof); any such advance, a “Servicer Advance”). Notwithstanding the preceding sentence, (i) the Servicer shall not be required to make a Servicer Advance with respect to any Contract if, and only if, the Servicer determines (such determination to be conclusive and binding) in good faith that such Servicer Advance will not ultimately be recoverable from future collections on, or the liquidation of, the Receivables, and (ii) the Servicer’s obligation to make a Servicer Advance for any Contract shall cease on the day such Contract becomes a Defaulted Contract. The Servicer may recover any Servicer Advance that it has made in respect of any Contract from amounts received in respect of such Contract. If the Servicer has previously made a Servicer Advance which it later determined to be nonrecoverable, the Servicer may, following delivery of an officer’s certificate to the Administrator detailing the Servicer’s determination that such Servicer Advance is nonrecoverable, recover the amount of such Servicer Advance from Collections received in respect of any Contract. Any amount so recovered by the Servicer shall not be a Collection for purposes of Section 3.2. The Servicer will deposit any Servicer Advances into the

Collection Account on or prior to 12:00 noon (New York City time) on the date necessary to make any payment required to be made under Section 3.1. All Servicer Advances shall be made by wire transfer in immediately available funds.

      Section 8.4      Servicer Defaults.

      If any one of the following events (a “Servicer Default”) shall occur and be continuing:

      (a)      any failure by the Servicer or Lanier (if Lanier Collections is the Servicer) to make any payment, transfer or deposit or to give instructions or notice to the Administrator as required by this Agreement including, without limitation, delivery of any Settlement Report and, (i) in the case of failure to deliver a Settlement Report such failure shall remain unremedied for three (3) Business Days after the earliest to occur of (A) written notice thereof shall have been given by the Administrator to the Servicer or (B) the Servicer shall have otherwise become aware of such failure and (ii) in the case of failure to make any payment or deposit to be made by the Servicer such failure shall remain unremedied for two (2) Business Days after the due date thereof;

      (b)      any failure on the part of the Servicer or Lanier (if Lanier Collections is the Servicer) duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement, which continues unremedied for a period of 30 days after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrator and (ii) the date on which the Servicer becomes aware thereof;

      (c)      any representation, warranty or certification made by the Servicer or Lanier (if Lanier Collections is the Servicer) in this Agreement or in any certificate delivered pursuant to this Agreement shall prove to have been incorrect when made, which continues to be unremedied for a period of 30 days after the first to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrator and (ii) the date on which the Servicer becomes aware thereof;

      (d)      a Lanier Credit Event shall occur or any bankruptcy, insolvency or similar event occurs with respect to the Servicer (if other than Lanier); or

      (e)      any change in the control of the Servicer which takes the form of either a merger or consolidation in which the Servicer is not the surviving entity or a Change in Control with respect to Lanier (if Lanier Collections is the Servicer).

Notwithstanding anything herein to the contrary, so long as any such Servicer Default shall not have been remedied, the Administrator, by written notice to the Servicer (a “Termination Notice”), may terminate all of the rights and obligations of the Servicer as Servicer under this Agreement and appoint a successor Servicer satisfactory to the Administrator (in the Administrator’s sole discretion).

      Section 8.5      Rights of the Administrator.

      (a)      Notice to Obligors. At any time following the occurrence of a Liquidation Event, the Administrator may notify the Obligors of Receivables, or any of them, of the security interest of the Secured Parties.

      (b)      Notice to Lock-Box Banks. At any time following the occurrence of a Liquidation Event, if Lock-Box Agreements have been executed, the Administrator is hereby authorized to give notice to the Lock-Box Banks, as provided in the Lock-Box Agreements, of the transfer to the Administrator of dominion and control over the lock-boxes and related accounts to which the Obligors of Receivables make payments. The Borrower and the Servicer hereby transfer to the Administrator, effective when the Administrator shall give notice to the Lock-Box Banks as provided in the Lock-Box Agreements, the exclusive dominion and control over such lock-boxes and accounts, and shall take any further action that the Administrator may reasonably request to effect such transfer.

      (c)      Rights on Servicer Transfer Event. At any time following the designation of a Servicer other than Lanier pursuant to Section 8.1:

(i) The Administrator may direct the Obligors of Receivables, or any of them, to pay all amounts payable under any Receivable directly to the Administrator or its designee.

(ii) Any Loan Party shall, at the Administrator’s request and at such Loan Party’s expense, give notice of the Administrator’s security interest in the Receivables to each Obligor of Receivables and direct that payments be made directly to the Administrator or its designee.

(iii) Each Loan Party shall, at the Administrator’s request, (A) assemble all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks) which evidence the Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Receivables, and make the same available to the successor Servicer at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to the Administrator and promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the successor Servicer.

(iv) Each Loan Party and Lender hereby authorizes the Administrator, on behalf of the Secured Parties, and grants to the Administrator an irrevocable power of attorney (which shall terminate on the Final Payout Date), to take any and all steps in such Loan Party’s name and on behalf of the Loan Parties and the Lender which are necessary or desirable, in the determination of the Administrator, to collect all amounts due under any and all Receivables, including, without limitation, endorsing any Loan

Party’s name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts.

      Section 8.6      Responsibilities of the Loan Parties and Originators.

      Anything herein to the contrary notwithstanding:

      (a)      Contracts. Each Originator shall remain responsible for performing all of its obligations (if any) under the Contracts related to the Receivables and under the related agreements to the same extent as if the security interest in the Collateral had not been granted hereunder, and the exercise by the Administrator or its designee of its rights hereunder shall not relieve any Originator from such obligations.

      (b)      Limitation of Liability. The Administrator and the Lender shall not have any obligation or liability with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall any of them be obligated to perform any of the obligations of any Loan Party or any Originators thereunder.

      Section 8.7      Further Action Evidencing the Security Interest.

      (a)      Further Assurances. Each Loan Party agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Administrator or its designee may reasonably request in order to perfect, protect the security interest granted, or to enable the Lender or the Administrator or its designee to exercise or enforce any of their respective rights hereunder or under any Transaction Document in respect thereof. Without limiting the generality of the foregoing, each Loan Party will:

(i) upon the request of the Administrator, execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate, in accordance with the terms of this Agreement;

(ii) upon the request of the Administrator after the occurrence and during the continuance of a Liquidation Event, mark conspicuously each Contract evidencing each Receivable with a legend, acceptable to the Administrator, evidencing its security interest therein pursuant to this Agreement; and

(iii) mark its master data processing records evidencing the Collateral with a legend, acceptable to the Administrator, evidencing that a security interest in the Collateral has been granted pursuant to this Agreement.

      (b)      Additional Financing Statements; Performance by Administrator. Each Loan Party hereby authorizes the Administrator, on behalf of the Secured Parties, or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables and the Related Assets now existing or hereafter arising in the name of any Loan Party. If any Loan Party fails to promptly execute and deliver to the Administrator, on behalf of the Secured Parties, any financing statement or continuation statement or amendment thereto or assignment thereof requested by the Administrator, on behalf of the Secured Parties, each Loan Party hereby authorizes the Administrator, on behalf of the Secured Parties, to execute such statement on behalf of such Loan Party. If any Loan Party fails to perform any of its agreements or obligations under this Agreement, the Administrator or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Administrator or its designee incurred in connection therewith shall be payable by the Loan Parties as provided in Section 14.5.

      (c)      Continuation Statements; Opinion. Without limiting the generality of subsection (a), the Borrower will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statements referred to in Section 5.1(e) or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, if the Final Payout Date shall not have occurred:

(i) if necessary, execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Administrator an opinion of the counsel for the Loan Parties, in form and substance reasonably satisfactory to the Administrator, confirming and updating the opinion delivered pursuant to Section 5.1(h) to the effect that the security interest in the Collateral hereunder continues to be a valid and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder.

      Section 8.8      Application of Collections.

      Any payment (excluding any Lease Payments) by an Obligor in respect of any indebtedness owed by it to an Originator or the Borrower shall, except as otherwise specified by such Obligor or required by the underlying Contract or law, be applied, first, as a Collection of any Receivable or Receivables then outstanding of such Obligor in the order of the age of such Receivables, starting with the oldest of such Receivables and, second, to any other indebtedness of such Obligor.

ARTICLE IX.

SECURITY INTEREST

      Section 9.1      Grant of Security Interest.

      To secure the due and punctual payment of the Obligations, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, in each case pro rata according to the respective amounts thereof, the Borrower hereby pledges to the Administrator, for the benefit of the Secured Parties, and hereby grants to the Administrator, for the benefit of the Secured Parties, a security interest in, all of the Borrower’s right, title and interest now or hereafter existing in, to and under (a) all the Receivables and Related Assets, (b) the Sale Agreements and the other Transaction Documents and (c) all proceeds of any of the foregoing (collectively, the “Collateral”).

      Section 9.2      Further Assurances.

      The provisions of Section 8.5 shall apply to the security interest granted under Section 9.1.

      Section 9.3 Remedies.

      Upon the occurrence of a Liquidation Event, the Lender shall have, with respect to the collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to the Lender or the Administrator under this Agreement and the other Transaction Documents or other applicable law, all the rights and remedies of a secured party upon default under the UCC.

ARTICLE X.

LIQUIDATION EVENTS

      Section 10.1      Liquidation Events.

      The following events shall be “Liquidation Events” hereunder:

      (a)      Any Loan Party (i) shall fail to perform or observe any term, covenant or agreement that is an obligation of such Loan Party hereunder (including without limitation, the failure to deliver any Settlement Report) and such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given by the Administrator to the applicable defaulting Loan Party and the Servicer (except for failure to deliver a Settlement Report which failure shall be cured within three (3) Business Days), or (ii) shall fail to make any payment or deposit to be made by such Loan Party hereunder when due which failure shall continue for two (2) Business Days; or

      (b)      Any representation or warranty made or deemed to be made by any Loan Party or any Originator (or any of its officers) under this Agreement or any other Transaction Document or any Settlement Report or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made; or

      (c)      Any Loan Party or Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any of the other Transaction Documents on its part to be performed or observed and any such failure shall remain unremedied for thirty

(30) days after written notice thereof shall have been given by the Administrator to such Loan Party or Originator; or

      (d)      (i) The Borrower shall (1) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness when the aggregate unpaid principal amount is in excess of $10,000, when and as the same shall become due and payable (after expiration of any applicable grace period) or (2) fail to observe or perform any other term, covenant, condition or agreement (after expiration of any applicable grace period) contained in any agreement or instrument evidencing or governing any such Indebtedness (ii) any default under any other agreement or instrument of the Borrower or Lanier or which is the subject of a Guarantee by Lanier relating to the purchase of receivables in an aggregate amount in excess of in the case of the Borrower, $10,000, or in the case of Lanier $10,000,000, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument; or

      (e)      An Event of Bankruptcy shall have occurred and remain continuing with respect to the Servicer, any Originator or any Loan Party; or

      (f)      The Lender or its successor shall become an “investment company” within the meaning of the Investment Company Act of 1940; or

      (g)      The rolling three month average of the Dilution Ratio at any Cut-Off Date exceeds 6.45%; or

      (h)      The rolling three month average of the Default Ratio at any Cut-Off Date exceeds 5.00%; or

      (i)      The rolling three month average of the Delinquency Ratio at any Cut-Off Date exceeds 5.05%; or

      (j)      On any Settlement Date, after giving effect to the payments made under Article II or Article III, the aggregate outstanding principal balance of the Advances exceeds the Allocation Limit; or

      (k)      There shall have occurred any event which is reasonably likely to have a Material Adverse Effect; or

      (l)      The Borrower or Lanier experiences a Change in Control; or

      (m)      The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the Receivables or Related Assets, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with regard to any of the Receivables or Related Assets; or

      (n)      Any Originator, the Borrower or the Servicer shall make any material change in the policies as to origination of Receivables or in the Credit and Collection Policy without prior written notice to and consent by the Administrator; or

      (o)      The Secured Parties, for any reason, cease to maintain a valid, perfected first priority interest in the Collateral; or

      (p)      A final judgment or judgments shall be rendered against the Borrower or Lanier for the payment of money with respect to which an aggregate amount in excess of $100 with respect to the Borrower and $10,000,000 with respect to Lanier, is not covered by insurance and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Lanier or the Borrower to enforce any such judgment; or

      (q)      A Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of Lanier or any Loan Party to the Pension Benefit Guaranty Corporation (“PBGC”) or to a Plan in an aggregate amount exceeding $250,000 and, within 30 days after the reporting of any such Reportable Event to the Administrator, for the benefit of the Secured Parties, the Administrator shall have notified Lanier in writing that (i) the Administrator, on behalf of the Secured Parties, has made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof a Liquidation Event exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans.

      (r)      A Servicer Default shall have occurred and be continuing.

      Section 10.2      Remedies.

      (a)      Optional Acceleration. Upon the occurrence of a Liquidation Event (other than a Liquidation Event described in subsection (e) of Section 10.1), the Administrator shall, at the request, or may with the consent, of the Lender, by notice to the Borrower declare the Funding Termination Date to have occurred and all Obligations shall become immediately due and payable.

      (b)      Automatic Acceleration. Upon the occurrence of a Liquidation Event described in subsection (e) of Section 10.1, the Funding Termination Date shall automatically occur and all Obligations shall be immediately due and payable.

      (c)      Additional Remedies. Upon any Funding Termination Date pursuant to this Section 10.2, the Aggregate Commitment will terminate, no Loans or Advances thereafter will be made, and the Administrator, on behalf of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE XI.

THE ADMINISTRATOR

      Section 11.1      Authorization and Action.

      Pursuant to agreements entered into with the Administrator, the Lender has appointed and authorized the Administrator (or its designees) to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrator by the terms hereof, together with such powers as are reasonably incidental thereto.

      Section 11.2      Administrator’s Reliance, Etc.

      The Administrator and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them in good faith under or in connection with the Transaction Documents (including, without limitation, the servicing, administering or collecting Receivables as Servicer pursuant to Section 8.1), except for its or their own breach of the terms of the applicable terms of the Transaction Documents or its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrator: (a) may consult with legal counsel (including counsel for the Borrower), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to the Lender or any other holder of any interest in Receivables and shall not be responsible to the Lender or any such other holder for any statements, warranties or representations made by any Loan Party in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to the Lender or any other holder of any interest in Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone where permitted herein), consent, certificate or other instrument or writing (which may be by facsimile or telex) in good faith believed by it to be genuine and signed or sent by the proper party or parties.

      Section 11.3      Wachovia and Affiliates.

      Wachovia and any of its Affiliates may generally engage in any kind of business with any Loan Party or any obligor, any of their respective Affiliates and any Person who may do business with or own securities of any Loan Party or any Obligor or any of their respective Affiliates, all as if Wachovia was not the Administrator, and without any duty to account therefor to the Lender or any other holder of an interest in Receivables, but in any event subject to Section 14.7.

ARTICLE XII.

ASSIGNMENT OF THE LENDER’ INTEREST

      Section 12.1      Restrictions on Assignments.

      (a)      No Loan Party may assign its rights, or delegate its duties hereunder or any interest herein without the prior written consent of the Administrator; provided, however, that the foregoing shall not be deemed to restrict the Lanier Collections’ right, prior to delivery of a Successor Notice, to delegate its duties as Servicer to other Originators, provided that Lanier shall remain liable for the performance or non-performance of such duties pursuant to the Performance Guaranty.

      (b)      Blue Ridge may, at any time, assign all or any portion of a Loan, or sell participations therein, to the Liquidity Banks (or to the Administrator for the ratable benefit of the Liquidity Banks).

      (c)      In addition to, and not in limitation of, assignments and participations described in Section 12.1(b):

(i) in the event that any Liquidity Bank becomes a Downgraded Liquidity Bank, such Downgraded Liquidity Bank shall give prompt written notice of its Downgrading Event to the Administrator and to the Borrower, whereupon the Administrator may identify an Eligible Liquidity Assignee and the Downgraded Liquidity Bank shall promptly assign its rights and obligations to the Eligible Liquidity Assignee designated by the Administrator against payment in full of its Obligations;

(ii) the Lender may assign all or any portion of its Loans under this Agreement to any Eligible Liquidity Assignee; and

(iii) each of the Lender may sell participations in all or any portion of their respective rights and obligations in, to and under the Transaction Documents and the Obligations in accordance with Sections 12.2 and 14.7.

      Section 12.2      Rights of Assignee and Participants.

      (a)      Upon the assignment by the Lender in accordance with Section 12.1(b) or (c), the Eligible Liquidity Assignee(s) receiving such assignment shall have all of the rights of the Lender with respect to the Transaction Documents and the Obligations (or such portion thereof as has been assigned).

      (b)      In no event will the sale of any participation interest in the Lender’s or any Eligible Liquidity Assignee’s rights under the Transaction Documents or in the Obligations relieve the seller of such participation of its obligations, if any, hereunder or, if applicable, under the Liquidity Agreement.

      Section 12.3      Terms and Evidence of Assignment.

      Any assignment to any Eligible Liquidity Assignee(s) pursuant to Section 1.8, 12.1(b) or 12.1(c) shall be upon such terms and conditions as the assigning Lender and the Administrator, on the one hand, and the Eligible Liquidity Assignee, on the other, may mutually agree, and shall be evidenced by such instrument(s) or document(s) as may be satisfactory to the Lender, the Administrator and the Eligible Liquidity Assignee(s). Any assignment made in accordance with the terms of the Article XII shall relieve the assigning Lender of its obligations, if any, under this Agreement (and, if applicable, the Liquidity Agreement) to the extent assigned.

ARTICLE XIII.

INDEMNIFICATION

      Section 13.1      Indemnities by the Borrower.

      (a)      General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable law, the Borrower hereby agrees to indemnify each of Wachovia, both individually and as the Administrator, the Lender, the Liquidity Banks, the Liquidity Administrator, each of their respective Affiliates, and all successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to the Transaction Documents or the making of Advances hereunder or in respect of any Receivable or any Contract, excluding, however, (a) Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party or (b) recourse (except as otherwise specifically provided in this Agreement) for Defaulted Receivables. Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

(i) the creation of any Lien on, or transfer by Lanier Receivables, LTR LLC, any Loan Party or any Originator of any interest in, the Collateral other than in connection with the sale of Receivables and related property by the Originators, Lanier Receivables or LTR LLC pursuant to the Sale Agreements and the grant of by the Borrower of a security interest in the Collateral to the Administrator pursuant to Section 9.1 or pursuant to the Security Agreement;

(ii) any representation or warranty made by Lanier Receivables, LTR LLC, any Loan Party or any Originator (or any of respective officers) under or in connection with any Transaction Document, any Settlement Report or any other information or report delivered by or on behalf of Lanier Receivables, LTR LLC, any Loan Party pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered, as the case may be;

(iii) the failure by Lanier Receivables, LTR LLC, any Loan Party to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable law, rule or regulation;

(iv) the failure to vest and maintain vested in Administrator, for the benefit of the Secured Parties, a valid and perfected first priority security interest in the Collateral, free and clear of any other Lien, other than a Lien arising solely as a result of an act of one of the Secured Parties or the Administrator pursuant to the Security Agreement, now or at any time thereafter;

(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Collateral;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables (including, without limitation, a defense based on such Receivables or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vii) any matter described in clause (i) or (ii) of Section 3.4;

(viii) any failure of Lanier Receivables, LTR LLC, any Originator or any Loan Party, as Servicer or otherwise, to perform its duties or obligations in accordance with the provisions of this Agreement or the other Transaction Documents to which it is a party;

(ix) any products liability claim arising out of or in connection with merchandise or services that are the subject of any Receivable;

(x) any claim of breach by Lanier Receivables, LTR LLC, any Originator or any Loan Party of any related Contract with respect to any Receivable; or

(xi) any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the Administrator’s security interest in the Collateral.

      Notwithstanding the foregoing, (x) the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectibility or payment of the Receivables; and (y) nothing in this Section 13.1(b) shall require the Borrower to indemnify the Indemnified Parties for Receivables which are not collected, not paid or otherwise uncollectible on account of the insolvency, bankruptcy, credit-worthiness or financial inability to pay of the applicable Obligor.

      (b)      Contest of Tax Claim; After-Tax Basis. If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from Lanier Receivables, LTR LLC, any Originator or any Loan Party under Section 13.1(a)(xi), such Indemnified Party shall give prompt and timely notice of such attempt to the Borrower and the Borrower shall have the right, at its expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge. Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes (including any deduction) and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax, deduction or refund on the amount of tax measured by net income or profits which is or was payable by the Indemnified Party.

      (c)      Contribution. If for any reason the indemnification provided above in this Section 13.1 (and subject to the exceptions set forth therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

      Section 13.2      Indemnities by Servicer.

      Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each of the Indemnified Parties forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or relating to the Servicer’s performance of, or failure to perform, any of its obligations under or in connection with any Transaction Document, or any representation or warranty made by Servicer (or any of its officers) under or in connection with any Transaction Document, any Settlement Report or any other information or report delivered by or on behalf of Servicer, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered, as the case may be, or the failure of the Servicer to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract. Notwithstanding the foregoing, in no event shall any Indemnified Party be awarded any Indemnified Amounts (a) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party or (b) recourse for Defaulted Receivables.

      If for any reason the indemnification provided above in this Section 13.2 (and subject to the exceptions set forth therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Servicer shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

ARTICLE XIV.

MISCELLANEOUS

      Section 14.1      Amendments, Etc.

      No amendment or waiver of any provision of this Agreement nor consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be in writing and signed by (a) each Loan Party, the Administrator and the Lender (with respect to an amendment), or (b) the Administrator and the Lender (with respect to a waiver or consent by them) or any Loan Party (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The parties acknowledge that, before entering into such an amendment or granting such a waiver or consent, the Lender may also be required to obtain the approval of some or all of the Liquidity Banks or to obtain confirmation from certain rating agencies that such amendment, waiver or consent will not result in a withdrawal or reduction of the ratings of the Commercial Paper Notes.

      Section 14.2      Notices, Etc.

      All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth on Schedule 14.2 or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

      Section 14.3      No Waiver; Remedies.

      No failure on the part of the Administrator, any Affected Party, any Indemnified Party, the Lender or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each of Wachovia, individually, and as Administrator, the Collateral Agent, and each Liquidity Bank is hereby authorized by the Borrower at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand provisional or final) at any time held and other indebtedness at any time owing by Wachovia, the Collateral Administrator and such Liquidity Bank to or for the credit or the account of the Borrower, now or hereafter existing under this Agreement, to the Administrator, any Affected Party, any Indemnified Party or the Lender, or their respective successors and assigns.

      Section 14.4      Binding Effect; Survival.

      This Agreement shall be binding upon and inure to the benefit of each Loan Party, the Administrator, the Lender and their respective successors and assigns, and the provisions of Section 4.2 and Article XIII shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Section 12.1. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article VI and the indemnification and payment provisions of Article XIII and Sections 4.2, 14.5, 14.6, 14.7, 14.8 and 14.15 shall be continuing and shall survive any termination of this Agreement.

      Section 14.5      Costs, Expenses and Taxes.

      In addition to its obligations under Article XIII, the Loan Parties jointly and severally agree to pay on demand:

      (a)      all costs and expenses incurred by the Administrator, the Collateral Administrator, any Liquidity Bank, the Lender and their respective Affiliates (subject to the limits on Transaction Fees set forth in the Fee Letter) in connection with

(i) the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents or the Liquidity Agreement, any amendment of or consent or waiver under any of the Transaction Documents which is requested or proposed by any Loan Party (whether or not consummated), or the enforcement by any of the foregoing Persons of, or any actual or claimed breach of, this Agreement or any of the other Transaction Documents, including, without limitation, the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing, and

(ii) the administration (including periodic auditing as provided for herein) of this Agreement and the other Transaction Documents, including, without limitation, all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants), incurred in connection with any review of any Loan Party’s books and records either prior to the execution and delivery hereof or pursuant to Section 7.2(i) or 7.1(c)(iii); and

      (b)      all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents (and the Loan Parties, jointly and severally agree to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees).

      Section 14.6      No Proceedings.

      The Servicer hereby agrees that it will not institute against the Borrower, or join any Person in instituting against the Borrower, each Loan Party, the Servicer and Wachovia (individually or as Administrator) each hereby agrees that it will not institute against Blue Ridge, or join any other Person in instituting against Blue Ridge, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes issued by the Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall have been outstanding.

      Section 14.7      Confidentiality of the Borrower Information.

      (a)      Confidential Borrower Information. Each party hereto (other than Loan Parties) acknowledges that certain of the information provided to such party by or on behalf of the Loan Parties in connection with this Agreement and the transactions contemplated hereby is or may be confidential, and each such party severally agrees that, unless Lanier shall otherwise agree in writing, and except as provided in subsection (b), such party will not disclose to any other person or entity:

(i) any information regarding, or copies of, any nonpublic financial statements, reports, schedules and other information furnished by any Loan Party to the Lender or the Administrator (A) prior to the date hereof in connection with such party’s due diligence relating to the Loan Parties and the transactions contemplated hereby, or (B) pursuant to Section 3.1, 5.1, 6.1(i), 6.1(j), 7.1(c) or 7.2, or

(ii) any other information regarding any Loan Party which is designated by any Loan Party to such party in writing as confidential

(the information referred to in clauses (i) and (ii) above, whether furnished by any Loan Party or any attorney for or other representative thereof (each a “Borrower Information Provider”), is collectively referred to as the “Borrower Information”); provided, however, “Borrower

Information” shall not include any information which is or becomes generally available to the general public or to such party on a nonconfidential basis from a source other than any Borrower Information Provider, or which was known to such party on a nonconfidential basis prior to its disclosure by any Borrower Information Provider.

      (b)      Disclosure. Notwithstanding subsection (a), each party may disclose any Borrower Information:

(i) to any of such party’s independent attorneys, consultants and auditors, and to any dealer or placement agent for the Lender’s commercial paper, who (A) in the good faith belief of such party, have a need to know such Borrower Information, and (B) are informed by such party of the confidential nature of the Borrower Information and the terms of this Section 14.7 and has agreed, verbally or otherwise, to be bound by the provisions of this Section 14.7;

(ii) to any Liquidity Bank, any actual or potential assignees of, or participants in, any rights or obligations of the Lender, any Liquidity Bank or the Administrator under or in connection with this Agreement who has agreed to be bound by the provisions of this Section 14.7;

(iii) to any rating agency that maintains a rating for the Lenders’ commercial paper or is considering the issuance of such a rating, for the purposes of reviewing the credit of the Lender in connection with such rating;

(iv) to any other party to this Agreement (and any independent attorneys, consultants and auditors of such party), for the purposes contemplated hereby,

(v) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party,

(vi) subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose such Borrower Information, or

(vii) in connection with the enforcement of this Agreement or any other Transaction Document.

In addition, each of the Lender and the Administrator may disclose on a “no name” basis to any actual or potential investor in Commercial Paper Notes information regarding the nature of this Agreement, the basic terms hereof (including without limitation the amount and nature of the Aggregate Commitment and the Advances), the nature, amount and status of the Receivables, and the current and/or historical ratios of losses to liquidations and/or outstandings with respect to the Receivables.

      (c)      Legal Compulsion. In the event that any party hereto (other than any Loan Party) or any of its representatives is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Borrower Information, such party will (or will cause its representative to):

(i) provide Lanier with prompt written notice so that (A) Lanier may seek a protective order or other appropriate remedy, or (B) Lanier may, if it so chooses, agree that such party (or its representatives) may disclose such Borrower Information pursuant to such request or legal compulsion; and

(ii) unless Lanier agrees that such Borrower Information may be disclosed, make a timely objection to the request or compulsion to provide such Borrower Information on the basis that such Borrower Information is confidential and subject to the agreements contained in this Section 14.7.

In the event such protective order or remedy is not obtained, or Lanier agrees that such Borrower Information may be disclosed, such party will furnish only that portion of the Borrower Information which (in such party’s good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be afforded the Borrower Information.

      (d)      This Section 14.7 shall survive termination of this Agreement.

      Section 14.8      Confidentiality of Program Information.

      (a)      Confidential Information. Each party hereto acknowledges that Wachovia, individually and in its capacity as Administrator, regards the structure of the transactions contemplated by this Agreement to be proprietary, and each such party agrees that:

(i) it will not disclose without the prior consent of Wachovia (other than to the directors, employees, auditors, counsel or affiliates (collectively, “representatives”) of such party, each of whom shall be informed by such party of the confidential, nature of the Program Information (as defined below) and of the terms of this Section 14.8), (A) any information regarding the pricing in, or copies of, this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby, (B) any information regarding the organization, business or operations of Blue Ridge generally or the services performed by Wachovia as the Administrator for Blue Ridge, or (C) any information which is furnished by Wachovia to such party and which is designated by Wachovia to such party in writing or otherwise as confidential or not otherwise available to the general public (the information referred to in clauses (A), (B) and (C) is collectively referred to as the “Program Information”); provided, however, that such party may disclose any such Program Information (I) to any other party to this Agreement (and any independent attorneys, consultants and auditors of any such party) for the purposes contemplated hereby, (II) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, including, without limitation, the Securities and Exchange Commission, (III) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party, (IV) subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information, or (V) in financial statements as required by GAAP;

(ii) it will use the Program Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and

(iii) it will, upon demand, return (and cause each of its representatives to return) to Wachovia, all documents or other written material received from Wachovia in connection with (a)(i)(B) or (C) above and all copies thereof made by such party which contain the Program Information.

      (b)      Availability of Confidential Information. This Section 14.8 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than Wachovia or were known to such party on a nonconfidential basis prior to its disclosure by Wachovia.

      (c)      Legal Compulsion to Disclose. In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Program Information, such party will:

(i) provide Wachovia with prompt written notice so that Wachovia may seek a protective order or other appropriate remedy and/or, if it so chooses, agree that such party may disclose such Program Information pursuant to such request or legal compulsion; and

(ii) unless Wachovia agrees that such Program Information may be disclosed, make a timely objection to the request or confirmation to provide such Program Information on the basis that such Program Information is confidential and subject to the agreements contained in this Section 14.8.

In the event that such protective order or other remedy is not obtained, or Wachovia agrees that such Program Information may be disclosed, such party will furnish only that portion of the Program Information which (in such party’s good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information. In the event any Loan Party is required to file a copy of this Agreement with the SEC or any other governmental authority, it will (A) provide Wachovia with prompt written notice of such requirement and (B) exercise reasonable efforts to obtain reliable assurance that such governmental authority will give confidential treatment to this Agreement.

      (d)      Survival. This Section 14.8 shall survive termination of this Agreement.

      Section 14.9      Captions and Cross References.

      The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

      Section 14.10      Integration.

      This Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

      Section 14.11      Governing Law.

      THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE INTERESTS OF THE LENDER IN THE RECEIVABLES OR RELATED PROPERTY IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

      Section 14.12      Waiver Of Jury Trial.

      EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL NOT BE TRIED BEFORE A JURY.

      Section 14.13      Consent To Jurisdiction; Waiver Of Immunities.

      EACH LOAN PARTY HEREBY ACKNOWLEDGES AND AGREES THAT:

      (a)      IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, AS APPROPRIATE, IN EITHER CASE SITTING IN NEW YORK COUNTY, NEW YORK, AS APPROPRIATE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

      (b)      TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

      Section 14.14      Execution in Counterparts.

      This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be as effective as delivery of a manually executed counterpart of a signature page to this Agreement.

      Section 14.15      No Recourse Against Other Parties.

      The obligations of the Lender under this Agreement are solely the corporate obligations of the Lender. No recourse shall be had for the payment of any amount owing by the Lender under this Agreement or for the payment by the Lender of any fee in respect hereof or any other obligation or claim of or against the Lender arising out of or based upon this Agreement against any employee, officer, director, incorporator or stockholder of the Lender. Each of the Borrower, the Servicer and the Administrator agree that Blue Ridge shall be liable for any claims that such party may have against Blue Ridge only to the extent Blue Ridge has excess funds and to the extent such assets are insufficient to satisfy the obligations of Blue Ridge hereunder, Blue Ridge shall have no liability with respect to any amount of such obligations remaining unpaid and such unpaid amount shall not constitute a claim against Blue Ridge. Any and all claims against Blue Ridge or the Administrator shall be subordinate to the claims of the holders of Commercial Paper and the Liquidity Banks.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LANIER TRADE FUNDING LLC, as the Borrower
and a Loan Party

By:___________________________________
Name: Richard P. Cleys Title: Treasurer

LANIER WORLDWIDE, INC., as guarantor of the
servicer’s performance and a Loan Party

By:___________________________________
Name: Richard P. Cleys Title: Vice President Finance and Treasurer

LANIER COLLECTIONS LIMITED
PARTNERSHIP, as the initial Servicer and a
Loan Party
BY: Lanier Worldwide, Inc., as its sole
general partner

By:	___________________________________
Name: Richard P. Cleys Title: Vice President Finance and Treasurer

BLUE RIDGE ASSET FUNDING CORPORATION, as Lender

By:___________________________________
Title:

WACHOVIA BANK, N.A., as the Administrator

By:___________________________________
Title:

APPENDIX A

DEFINITIONS

      This is Appendix A to the Credit and Security Agreement dated as of March 31, 2000, among Lanier Trade Funding LLC, as the Borrower, Lanier Worldwide, Inc., Lanier Collections Limited Partnership, as the Servicer, Blue Ridge Asset Funding Corporation, as the Lender, and Wachovia Bank, N.A., as individually and as Administrator (as amended, supplemented or otherwise modified from time to time, this “Agreement”). Each reference in this Appendix A to any Section, Appendix or Exhibit refers to such Section of or Appendix or Exhibit to this Agreement.

      A. Defined Terms. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated below:

Adjusted Dilution Ratio: The 12-month rolling average of the Dilution Ratio.

Administrator: As defined in the preamble.

Administrator’s Account: As defined in Section 2.5(a).

Advance: A borrowing hereunder consisting of the Loan made on the Borrowing Date

Affected Party: Each of the Lender, each Liquidity Bank, any assignee or participant of the Lender or any Liquidity Bank, Wachovia, any successor to Wachovia, as Administrator, or any sub-agent of the Administrator.

Affiliate: With respect to any other Person controlling, controlled by, or under common control with, such Person.

Affiliated Obligor: In relation to any Obligor, an Obligor that is an Affiliate of such Obligor.

Aggregate Commitment: The aggregate of the commitments of the Liquidity Banks, initially $50,000,000, as reduced or increased from time to time pursuant to the terms hereof.

Allocation Limit: As defined in Section 1.1.

Alternate Base Rate: For any day, the rate per annum equal to the higher as of such day of (i) the Base Rate, or (ii) one-half of one percent (0.50%) above the Federal Funds Rate. For purposes of determining the Alternate Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change. The Alternate Base Rate is not necessarily intended to be the lowest rate of interest determined by Wachovia in connection with extensions of credit.

Alternate Base Rate Loan: A Loan which bears interest at the Alternate Base Rate or the Default Rate.

Average Dealer Repayment Credit: On any day, an amount calculated as of the immediately preceding Cut-Off Date equal to the highest three month rolling average Dealer Repayment Credit over the 12 months ending on such Cut-Off Date.

Bank Facilities: (i) That certain 364-Day Credit Agreement dated as of October 20, 1999 by and among Lanier, as the Company, the Subsidiary Borrowers named therein, the Lenders named therein, ABN Amro Bank N.V., as Administrative Agent, Suntrust Bank, Atlanta, as Syndication Agent and Wachovia, as Documentation Agent and (ii) that certain 5-Year Credit Agreement, dated as of October 20, 1999, by and among, Lanier, as the Company, the Subsidiary Borrowers named therein, the Lenders named therein, ABN Amro Bank, N.V., as Administrative Agent, Issuing Bank and Dollar Swing Line Bank, ABN Amro Bank N.V., Belgium Branch, as Multicurrency Swing Line Bank, Suntrust Bank, Atlanta as Syndication Agent and Wachovia, as Documentation Agent.

Base Rate: For any day, the rate per annum equal to the higher as of such day of (i) the Prime Rate, or (ii) one-half of one percent above the Federal Funds Rate. For purposes of determining the Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change. The Base Rate is not necessarily intended to be the lowest rate of interest determined by Wachovia in connection with extensions of credit.

Blue Ridge: As defined in the preamble.

Borrower: As defined in the preamble.

Borrower Information: As defined in Section 14.7(a).

Borrower Information Provider: As defined in Section 14 .7(a).

Borrowing Base: On any date of determination, the amount determined by reference to the following formula:

(NPB — RR) — EDC

where:

NPB	=	the Net Pool Balance as of the most recent Cut-Off Date;

RR	=	the Required Reserve as of the most recent Cut-Off Date; and

EDC	=	Deemed Collections that have occurred since the most recent Cut-Off Date to the extent such Deemed Collections exceed the Dilution Reserve.

Borrowing Date: A date on which an Advance is made hereunder.

Borrowing Request: As defined in Section 2.1.

Business Day: (i) with respect to any matters relating to the Eurodollar Rate, a day on which banks are open for business in New York, New York, and in Atlanta, Georgia, and on which dealings in U.S. Dollars are carried on in the London interbank market and (ii) for all other purposes, any day other than a Saturday, Sunday or other day on which banking institutions or trust companies in New York, New York, or Atlanta, Georgia, are authorized or obligated by law, executive order or governmental decree to be closed.

Change in Control:

(a) in relation to Lanier, the acquisition by any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of issued and outstanding shares of the capital stock of Lanier entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of Lanier and having a then present right to exercise 50% or more of the voting power for the election of members of the board of directors of Lanier attached to all such outstanding shares of capital stock of Lanier, unless otherwise agreed in writing by the Administrator; and

(b) in relation to the Borrower, the failure of LTR LLC to own (directly or through wholly-owned Subsidiaries of Lanier) 100% of the issued and outstanding ownership interests (including all warrants, options, conversion rights, and other rights to purchase or convert into such ownership interests) of the Borrower on a fully diluted basis.

Code: The Internal Revenue Code of 1986, as the same may be amended from time to time.

Collateral: As defined in Section 9.1.

Collateral Administrator: Such Person as may be appointed as collateral agent from time to time by the Lender.

Collection Account: The segregated account which may hereafter be established by the Administrator maintained with Wachovia, and titled “Wachovia Bank, N.A., as Administrator.”

Collections: With respect to any Receivable, all funds which either (a) are received by the Borrower, an Originator or the Servicer from or on behalf of the related Obligor in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Receivable, or applied to such amounts owed by such Obligor (including, without limitation, insurance payments that the Borrower, an Originator or the Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), or (b) are Deemed Collections; provided that, prior to such time as Lanier Collections shall cease to be the Servicer, late payment charges, collection fees and extension fees shall not be deemed to be Collections. Collections shall also include (i) amounts paid on the Obligations pursuant to the Limited Secured Guaranty and (ii) all Trade Allocation amounts pursuant to the Intercreditor Agreement.

Commercial Paper Notes: The commercial paper promissory notes, if any, issued by or on behalf of Blue Ridge that fund any CP Rate Loan.

Commitment Increase Request: As defined in Section 1.7.

Commitment Reduction Notice: As defined in Section 1.6.

Contract: A contract between the Borrower, Lanier Receivables, LTR LLC or an Originator and any Person, or an invoice sent or to be sent by the Borrower, Lanier Receivables, LTR LLC or an Originator, pursuant to or under which a Receivable shall arise or be created, or which evidences a Receivable. A “related Contract’ or similar reference means rights to payment, collection and enforcement, and other rights under a Contract to the extent directly related to a Receivable, but not any other rights under such Contract.

CP Rate: With respect to any CP Tranche Period, the rate equivalent to the rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper Notes having a term equal to such CP Tranche Period are sold plus the amount of any placement agent or commercial paper dealer fees incurred in connection with such sale.

CP Rate Loan: A Loan made by Blue Ridge which bears interest at a CP Rate.

CP Tranche Period: A period of up to 120 days commencing on a Business Day determined by the Administrator in consultation with the Borrower pursuant to Section 1.2. If such CP Tranche Period would end on a day which is not a Business Day, such CP Tranche Period shall end on the preceding Business Day.

Credit and Collection Policy: Those credit and collection policies and practices of the Originators relating to Contracts and Receivables as in effect on the date of this Agreement, as modified without violating Section 7.3(c), but subject to compliance with applicable tariffs or state regulations in effect from time to time; provided that if a Lanier Credit Event has occurred, at the request of the Administrator, Lanier shall provide a detailed written summary of the Credit and Collection Policy.

Cumulative Sales: For each Settlement Period, the amount of Receivables originated by the Originators and sold to the Borrower pursuant to the Sale Agreement (Step 3).

Cut-Off Date: The last day of each Settlement Period.

Days Sales Outstanding or DSO: As of any day, an amount equal to the product of (x) 91, multiplied by (y) the amount obtained by dividing (i) the aggregate outstanding balance of Receivables as of the most recent Cut-Off Date, by (ii) the aggregate amount of Receivables created during the three Settlement Periods including and immediately preceding such Cut-Off Date.

Dealer Repayment Credit: The amount calculated as of each Cut-Off Date and reported on each Settlement Report as “Credit to Dealers,” with respect to collections received by the Servicer in payment of maintenance services, which amounts are payable by the Servicer to the appropriate Person who provided such maintenance services and shall not be deemed to be part of Collections.

Deemed Collections: As defined in Section 3.3.

Default Horizon: 150 days.

Default Horizon Ratio: As of any Cut-Off Date, the ratio (expressed as a percentage) of (i) the aggregate sales of the Originators during the Default Horizon ending on such Cut-Off Date divided by (ii) the Net Pool Balance on such Cut-Off Date.

Default Rate: A rate per annum equal to the sum of (i) the Alternate Base Rate plus (ii) 2.00%, changing when and as the Alternate Base Rate changes.

Default Ratio: At any time, the ratio (expressed as a percentage) computed as of the Cut-Off Date for the next preceding Settlement Period by dividing (x) the aggregate Unpaid Balance of all Receivables that became Defaulted Receivables during the Settlement Period ending on such Cut-Off Date by (y) the Cumulative Sales generated during the Settlement Period five (5) months prior to the Settlement Period ending on such Cut-Off Date.

Defaulted Receivable: A Receivable (a) as to which any payment, or part thereof, remains unpaid for more than 150 days from the original invoice date with respect thereto; or (b) as to which an Event of Bankruptcy has occurred and remains continuing with respect to the Obligor thereof.

Delinquency Ratio: At any time, the ratio (expressed as a percentage) computed as of the Cut-Off Date for the next preceding Settlement Period by dividing (x) the aggregate Unpaid Balance of all Receivables that are Delinquent Receivables on such Cut-Off Date by (y) the aggregate Unpaid Balance of Receivables on such Cut-Off Date.

Delinquent Receivable: A Receivable (a) that is not a Defaulted Receivable and (b) as to which any payment, or part thereof, remains unpaid for 121 days or more from the original invoice date with respect thereto.

Dilution: The amount of any reduction or cancellation of the Unpaid Balance of a Receivable as described in Section 3.2(a).

Dilution Horizon Ratio: As of any date, an amount (expressed as a percentage) calculated by dividing the sum of Cumulative Sales for the most recent preceding Settlement Period and one-half Cumulative Sales for the Settlement Period immediately preceding such aforereferenced Settlement Period by the outstanding balance of all Eligible Receivables as of the most recent Cut-Off Date.

Dilution Ratio: As of any date, an amount (expressed as a percentage) equal to a fraction, the numerator of which is the total amount of Dilution during the previous Settlement Period, and the denominator of which is the Cumulative Sales generated during the Settlement Period two months prior to the previous Settlement Period.

Dilution Reserve: An amount (expressed as a percentage) equal to the product of (a) the sum of (i) 2.0 times the Adjusted Dilution Ratio and (ii) the Dilution Volatility Component and (b) the Dilution Horizon Ratio.

Dilution Volatility Component: An amount (expressed as a percentage) equal to the product of (a) the difference between (i) the highest three month rolling average Dilution Ratio over the past 12 months and (ii) the Adjusted Dilution Ratio and (b) a fraction, the numerator of which is the highest three month rolling average Dilution Ratio over the past 12 months and the denominator of which is the Adjusted Dilution Ratio.

Downgraded Liquidity Bank: A Liquidity Bank which has been the subject of a Downgrading Event.

Downgrading Event: With respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by Standard & Poor’s Ratings Group, or (ii) P-1 by Moody’s.

Eligible Liquidity Assignee: a) any “bankruptcy remote” special purpose entity which is administered by Wachovia or (or any Affiliate of the foregoing) that is in the business of acquiring or financing receivables, securities and/or other financial assets and which issues commercial paper notes that are rated at least A-1 by S&P and P-1 by Moody’s, (b) any Qualifying Liquidity Bank having a combined capital and surplus of at least $250,000,000, or (c) any Downgraded Liquidity Bank whose Liquidity Commitment has been fully drawn by Blue Ridge or the Administrator and funded into a collateral account.

Eligible Receivable: At any time, a Receivable:

      (a)      which is a Receivable representing goods that have been shipped or services that have been performed and which arises out of the sale by an Originator in the ordinary course of its business of the sale of office equipment and/or the rendering of office services on the premises of certain Obligors, which Receivable has been sold (i) to Lanier Receivables pursuant to the Sale Agreement (Step 1) in a “true sale” transaction, (ii) to LTR LLC pursuant to the Sale

Agreement (Step 2) in a “true sale” transaction, or (iii) to the Borrower pursuant to the Sale Agreement (Step 3);

      (b)      as to which the perfection of the Administrator’s security interest therein is governed by the laws of a jurisdiction where the Uniform Commercial Code — Secured Transactions is in force, and which constitutes an “account” or “chattel paper” as defined in the Uniform Commercial Code as in effect in such jurisdiction;

      (c)      the Obligor of which is a resident of the United States, or any of its possession or territories and is neither an Affiliate of any Loan Party nor a Governmental Authority.

      (d)      which is not a Defaulted Receivable;

      (e)      with regard to which the warranty of the Borrower in Section 6.1(l) is true and correct;

      (f)      the sale of an undivided interest in which does not contravene or conflict with any applicable federal, state or local law or regulation;

      (g)      which is denominated and payable only in U.S. Dollars in the United States;

      (h)      which arises under a Contract that has been duly authorized and executed and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any dispute, offset, counterclaim or defense whatsoever;

      (i)      which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectibility of such Receivable;

      (j)      which satisfies in all material respects all applicable requirements of the Credit and Collection Policy;

      (k)      which, according to the Contract related thereto, is due and payable within 30 days from the invoice date of such Receivable or, if such Receivable;

      (l)      not more than 35% of the aggregate unpaid balance of all Receivables of the Obligor of which are Defaulted Receivables; and

      (m)      the original term of which has not been extended and the Unpaid Balance of which has not been adjusted more than once.

ERISA: The U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate: Any trade or business (whether or not incorporated) that is a member of a group of which Lanier is a member and which is treated as a single employer under Section 414 of the Code.

Eurodollar Business Day: A day of the year as defined in clause (i) of the definition of Business Day.

Eurodollar Loan: A Loan which bears interest at the applicable Eurodollar Rate.

Eurodollar Rate: For any Interest Period, the rate per annum determined on the basis of the offered rate for deposits in U.S. Dollars of amounts equal or comparable to the principal amount of the related Liquidity Funding offered for a term comparable to such Interest Period, which rates appear on a Bloomberg L.P. terminal, displayed under the address “US0001M <Index> Q <Go>” effective as of 11:00 A.M., London time, two Eurodollar Business Days prior to the first day of such Interest Period, provided that if no such offered rates appear on such page, the Eurodollar Rate for such Interest Period will be the arithmetic average (rounded upwards, if necessary, to the next higher 1/100th of 1%) of rates quoted by not less than two major banks in New York City, selected by the Administrator, at approximately 10:00 A.M., New York City time, two Eurodollar Business Days prior to the first day of such Interest Period, for deposits in U.S. Dollars offered by leading European banks for a period comparable to such Interest Period in an amount comparable to the principal amount of such Liquidity Funding.

Eurodollar Rate (Reserve Adjusted): With respect to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable Eurodollar Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

Eurodollar Reserve Percentage: With respect to any with respect to any Interest Period, the maximum reserve percentage, if any, applicable to a Liquidity Bank under Regulation D during such Interest Period (or if more than one percentage shall be applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be applicable) for determining such Liquidity Bank’s reserve requirement (including any marginal, supplemental or emergency reserves) with respect to liabilities or assets having a term comparable to such Interest Period consisting or included in the computation of “Eurocurrency Liabilities” pursuant to Regulation D. Without limiting the effect of the foregoing, the Eurodollar Reserve Percentage shall reflect any other reserves required to be maintained by such Liquidity Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the “London Interbank Offered Rate” or “LIBOR” is to be determined or (b) any category of extensions of credit or other assets which include LIBOR-based credits or assets.

Event of Bankruptcy: With respect to a Person if either:

      (a)      a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

      (b)      such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

Excess Concentration Amount: As of any date, the sum of the amounts by which the aggregate Unpaid Balance of Receivables of each Obligor exceeds the Obligor Concentration Limit for such Obligor.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Extension Request: As defined in Section 1.8.

Facility Fee: As defined in the Fee Letter.

Federal Funds Rate: For any day, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Administrator on such day on such transactions, as reasonably determined by the Administrator.

Federal Reserve Board: The Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

Fee Letter: As defined in Section 4.1.

Final Payout Date: The date following the Termination Date on which the Invested Amount shall have been reduced to zero and all other amounts payable by the Borrower under the Transaction Documents shall have been paid in full.

Fundamental Change: As defined in Section 7.3.

Funding Termination Date: The earliest of the following:

      (a)      364 days following the date hereof;

      (c)      the Administrator declares a Funding Termination Date in a notice to the Borrower in accordance with Section 10.2(a); or

      (d)      in accordance with Section 10.2(b), the Funding Termination Date occurs automatically.

GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, which are applicable to the circumstances as of the date of determination.

Governmental Authority: Any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

Guarantee: With respect to any person, any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (e) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (f) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided however that the term Guarantee shall not include endorsements for collection or deposit, in either case, in the ordinary course of business.

Indebtedness: With respect to any person means, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (g) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (h) all obligations of such person upon which interest charges are customarily paid, (i) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (j) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited, if such obligations are without recourse to such person, to the lesser of the principal amount of such Indebtedness or the fair market value of such property, (g) all Guarantees by such person of Indebtedness of others, (l) all capital lease obligations of such person, (m) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the amount that would be payable upon the acceleration, termination or liquidation thereof) and (n) all obligations of such person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner.

Indemnified Amounts: As defined in Section 13.1.

Indemnified Party: As defined in Section 13.1.

Independent Manager: As defined in Section 7.4(ii).

Initial Due Diligence Auditor: Such person designated by the Administrator as the initial due diligence auditor.

Initial Seller Note: As defined in the Sale Agreement.

Intercreditor Agreement: The Intercreditor Agreement (Pre-Lease), dated as of March 31, 2000, among Wachovia, Bank One, NA, and Lanier.

Interest Payment Date:

(a) with respect to any CP Rate Loan, each of the following days: the last day of its CP Tranche Period, the date on which any such Loan is prepaid, in whole or in part, and the Termination Date;

(o) with respect to any Eurodollar Loan, each of the following days: the last day of its Interest Period, the date on which any such Loan is prepaid, in whole or in part, and the Termination Date;

(p) with respect to any Alternate Base Rate Loan, each of the following days: each Settlement Date while such Loan remains outstanding, the date on which any such Loan is prepaid, in whole or in part, and the Termination Date; and

(q) with respect to any Loan while the Default Rate is applicable thereto, each of the following days: upon demand or, in the absence of any such demand, each

Settlement Date while such Loan remains outstanding, the date on which any such Loan is prepaid, in whole or in part, and the Termination Date.

Interest Period: With respect to a Eurodollar Loan, a period not to exceed three months commencing on a Business Day selected by the Borrower (or the Servicer on the Borrower’s behalf) pursuant to this Agreement and agreed to by the Administrator. Such Interest Period shall end on the day which corresponds numerically to such date one, two, or three months thereafter, provided, however, that (i) if there is no such numerically corresponding day in such next, second or third succeeding month, such Interest Period shall end on the last Business Day of such next, second or third succeeding month, and (ii) if an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day unless said next succeeding Business Day falls in a new calendar month, then such Interest Period shall end on the immediately preceding Business Day.

Interest Rate: A Eurodollar Rate (Reserve Adjusted), a CP Rate, the Alternate Base Rate or the Default Rate.

Interest Reserve: On any date of determination, 1.5 times the Alternate Base Rate multiplied by a fraction the numerator of which is the 12-month high Days Sales Outstanding and the denominator of which is 360.

Lanier: Lanier Worldwide, Inc., a Delaware corporation.

Lanier Credit Event: The occurrence of any Default under the Bank Facilities.

Lease Facility: The proposed financing arrangement with respect to the securitization of certain lease receivables to be entered into among Lanier, certain Lanier Affiliates, Falcon Asset Securitization Corporation, Bank One, NA, Wachovia and Blue Ridge and various other parties.

Lease Payments: Any payments related to the lease or rental of equipment or any related maintenance contract.

Lender: As defined in the preamble.

Letter Agreement: The Letter Agreement with respect to the Lock-Box at Wachovia, dated as of March 31, 2000 among Lanier, Lanier Financial Services, Inc., the Borrower, Lanier Lease Funding LLC, the Servicer and Wachovia, as the same may be amended, supplemented or otherwise modified.

Lien: Any security interest, lien, encumbrance, pledge, assignment, title retention, similar claim, right or interest.

Limited Secured Guaranty: The Limited Secured Guaranty, dated as of March 31, 2000 made by LTR LLC in favor of Wachovia, as Administrator for the Secured Parties.

Liquidation Event: As defined in Section 10.1.

Liquidity Administrator: Wachovia, as agent for the Liquidity Banks under the Liquidity Agreement, or any successor to Wachovia in such capacity.

Liquidity Agreement: The Liquidity Asset Purchase Agreement dated as of the date hereof among Blue Ridge, the Administrator, and the Liquidity Banks from time to time party thereto, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

Liquidity Bank: The commercial lending institutions that are at any time parties to the Liquidity Agreement as liquidity providers thereunder.

Liquidity Commitment: With respect to each Liquidity Bank, its commitment to make Liquidity Fundings pursuant to the Liquidity Agreement.

Liquidity Funding: A purchase made by any Liquidity Bank pursuant to its Liquidity Commitment of all or any portion of one of Blue Ridge’s Loans.

Liquidity Termination Date: The earlier to occur of the following:

(a) the date on which the Liquidity Banks’ commitments pursuant to the Liquidity Agreement expire, cease to be available to Blue Ridge or otherwise cease to be in full force and effect; or

(r) the date on which a Downgrading Event with respect to a Liquidity Bank shall have occurred and been continuing for not less than 30 days, and either (i) the Downgraded Liquidity Bank shall not have been replaced by a Qualifying Liquidity Bank pursuant to the Liquidity Agreement, or (ii) the commitment of such Downgraded Liquidity Bank under a Liquidity Agreement shall not have been funded or collateralized in such a manner that will avoid a reduction in or withdrawal of the credit rating applied to the Commercial Paper Notes to which such Liquidity Agreement applies by any of the rating agencies then rating such Commercial Paper Notes.

Loan: Any loan made by the Lender to the Borrower pursuant to this Agreement. Each Loan shall either be a CP Rate Loan, an Alternate Base Rate Loan or a Eurodollar Rate Loan, selected in accordance with the terms of this Agreement.

Loan Parties: Collectively, (i) the Borrower, (ii) Lanier Collections and (iii) Lanier.

Lock-Box Account: Any bank account maintained for the purpose of receiving Collections at a bank or other financial institution that has executed a Lock-Box Agreement.

Lock-Box Agreement: A letter agreement, in substantially the form of Exhibit A-1, among the Servicer, the Lender, the Administrator, the Borrower and any Lock-Box Bank. The Letter Agreement shall constitute a Lock-Box Agreement.

Lock-Box Bank: Any of the banks holding one or more lock-boxes or Lock-Box Accounts receiving Collections from Receivables.

Loss Reserve: At any time, means (expressed as a percentage) the product of (i) two times (ii) the greatest rolling three month average Sales Based Default Ratio to have occurred during the most recently ended twelve consecutive month period times (iii) the most recently calculated Default Horizon Ratio times (iv) the Net Pool Balance.

LTR LLC: Lanier Trade Receivables LLC.

Mandate Letter: As defined in Section 4.1.

Material Adverse Effect: With respect to any event or circumstance, a material adverse effect on:

(i) (A) the assets, operations, business or financial condition of the Borrower or (B) the business, assets, operations or financial condition of Lanier and its Subsidiaries, taken as a whole, which could reasonably be expected to have a material adverse effect on the creditworthiness of Lanier;

(ii) the ability of the Borrower, Lanier or any Affiliate of Lanier to perform in all material respects its obligations under this Agreement or any other Transaction Document; or

(iii) the status, existence, perfection, priority or enforceability of the Secured Parties’ and the Administrator’s interest in the Receivables.

Moody’s: Moody’s Investors Service, Inc.

Net Pool Balance: On any date, an amount equal to the aggregate Unpaid Balance of all Eligible Receivables on such date, minus (i) the Excess Concentration Amount, and (ii) the Average Dealer Repayment Credit.

Obligations: All unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lender (or the Lender), the Administrator or any Indemnified Party arising under the Transaction Documents.

Obligor: A Person obligated to make payments with respect to a Receivable, including any guarantor thereof.

Obligor Concentration Limit: At any time, in relation to the aggregate Unpaid Balance of Receivables owed by any single Obligor and its Affiliated obligors (if any):

      (a)      for Obligors who have a short term unsecured debt rating currently assigned to them by Standard & Poor’s and Moody’s, the applicable concentration limit shall be determined according to the following table (and, if such Obligor has a split rating, the applicable rating will be the lower of the two):

		Allowable
		% of Eligible
S&P Rating	Moody's Rating	Receivables
A-1+	P-1	10%

A-1	P-1	8%

A-2	P-2	6%

A-3	P-3	3	%; or

      (b)      for Obligors who do not have a debt rating listed above, 3% of the aggregate Unpaid Balance of Eligible Receivables at such time.

provided, however that at the Originator’s request, the Administrator may permit (with the approval of Standard & Poor’s and Moody’s) certain obligors to have an Obligor Concentration Limit in excess of those described in clauses (a) and (b) above.

Originator and Originators: Lanier, Lanier Professional Services, Inc. and Lanier Litigation Services, Inc., as the case may be.

Outstanding Balance: With respect to any Receivable, the outstanding balance of such Receivable in U.S. Dollars.

Performance Guaranty: The Performance Guaranty of Lanier dated March 31, 2000 for the benefit of Blue Ridge and the Administrator.

Person: An individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

Plan: Any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of Lanier or any ERISA Affiliate.

Prime Rate: Refers to that interest rate so denominated and set by Wachovia from time to time as an interest rate basis for borrowings. The Prime Rate is but one of several interest rate bases used by Wachovia. Wachovia lends at interest rates above and below the Prime Rate.

Prepayment Notice: As defined in Section 1.5(a).

Principal Amount: The actual net cash proceeds received by Blue Ridge upon issuance of a Commercial Paper Note.

Program Information: As defined in Section 14.8(a)(i).

Purchase and Sale Agreement (Subordinated Interest): The Purchase and Sale Agreement (Subordinated Interest), dated as of March 31, 2000 between LTR LLC and the Borrower.

Qualifying Liquidity Bank: A Liquidity Bank with a rating of its short-term securities equal to or higher than (i) A-1 by Standard & Poor’s and (ii) P-1 by Moody’s.

Ratable Share: With respect to any Liquidity Bank, the ratio which its Commitment bears to the sum of the Commitments of all Liquidity Banks.

Receivable: Any right to payment arising from the sale of equipment, supplies or services by an Originator, including, without limitation, the right to payment of any interest or finance charges and other amounts with respect thereto, which is sold or contributed under any of the Sale Agreements, excluding in all cases (i) any Lease Payments and (ii) any right to payment arising from the sale by an Originator of inventory equipment or supplies manufactured or provided by Hewlett-Packard Company. Rights to payment arising from any one transaction, including, without limitation, rights to payment represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the rights to payment arising from any other transaction or evidenced by any other invoice; provided, however, any right to payment referred to in this sentence shall be a Receivable regardless of whether the account debtor or the Borrower treats such right to payment as a separate payment obligation.

Regulation: Any specified Regulation of the Federal Reserve Board, as the same may be amended or supplemented from time to time.

Regulatory Change: Any change after the date of this Agreement in United States (federal, state or municipal) or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks (including the Liquidity Bank) of or under any United States (federal, state or municipal) or foreign, laws, or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

Reinvestment: As defined in Section 3.2(r).

Related Assets: (a) all rights to, but not any obligations under, all Related Security related to any Receivables, (b) all rights and interests of the Borrower hereunder under the Sale Agreements in relation to any Receivables, (c) all books and records evidencing or otherwise relating to any Receivables, (d) all Lock-Box Accounts and all cash and investments therein, to the extent constituting or representing the items in the following clause (e) and (e) all Collections in respect of, and other proceeds of, any Receivables or any other Related Assets.

Related Security: With respect to any Receivable, all of the Borrower’s (in the case of usage in this Credit and Security Agreement) or the Originator’s (in the case of usage in the Sale Agreements) right, title and interest in and to: (a) all Contracts that relate to such Receivable; (b) all merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Receivable; (c) all security deposits and other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; (d) all UCC financing statements covering any collateral securing payment of such Receivable (but only to the extent of the interest of the Lender in the respective Receivable); (e) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; and (f) all insurance policies, and all claims thereunder, related to such Receivable, in each case to the extent directly related to rights to payment, collection and enforcement, and other rights with respect to such Receivable.

Reportable Event: Any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

Reporting Date: As defined in Section 3.1(a).

Required Amounts: As defined in Section 3.2.

Required Reserve: On any day during a Settlement Period, an amount equal to the product of the Required Reserve Factor and the Net Pool Balance.

Required Reserve Factor: On any day during the Settlement Period, an amount equal to (i) the greater of (x) the Required Reserve Factor Floor and (y) the sum of the Loss Reserve, (ii) the Dilution Reserve, (iii) the Interest Reserve, and (iv) the Servicing Reserve.

Required Reserve Factor Floor: 14.00%.

Response Date: As defined in Section 1.8.

Revolving Period: The period from and after the date of the initial Advance under this Agreement to but excluding the Termination Date.

S&P: Standard & Poor’s Ratings Service.

Sale Agreements: Collectively, the Sale Agreement (Step 1), the Sale Agreement (Step 2), the Sale Agreement (Step 3) and the Purchase and Sale Agreement (Subordinated Interest).

Sale Agreement (Step 1): The Purchase and Sale Agreement (1) dated as of March 31, 2000 among Lanier, Lanier Professional Services, Inc., Lanier Litigation Services, Inc. and Lanier Receivables LLC, as it may be amended, supplemented or otherwise modified.

Sale Agreement (Step 2): The Purchase and Sale Agreement (Step 2) dated as of March 31, 2000 between Lanier Trade Receivables LLC and Lanier Receivables LLC, as it may be amended, supplemented or otherwise modified.

Sale Agreement (Step 3): The Purchase and Sale Agreement (Step 3) dated as of March 31, 2000 between Lanier Trade Receivables LLC and the Borrower, as it may be amended, supplemented or otherwise modified in accordance with Section 7.3(f).

Sales Based Default Ratio: As of any Cut-Off Date, the ratio (expressed as a percentage) of (i) the aggregate Unpaid Balance of all Receivables which became Defaulted Receivables during the Settlement Period including such Cut-Off Date divided by (ii) the aggregate sales of the Originators during the month occurring five months prior to the month ending on such Cut-Off Date.

SEC: The Securities and Exchange Commission.

Secured Parties: The Lender, the Administrator, the Indemnified Parties and the Affected Parties.

Security Agreement (Lanier Trade Receivables LLC): The Security Agreement (Lanier Trade Receivables LLC), dated as of March 31, 2000, among LTR LLC and Wachovia.

Servicer: As defined in the preamble.

Servicer Advance: As defined in Section 8.3.

Servicer Default: As defined in Section 8.4.

Servicer Transfer Event: As defined in Section 8. 1(b).

Servicer’s Fee: An amount equal to (x) the Servicer’s Fee Rate, times (y) the aggregate Unpaid Balance of the Receivables at the close of business on the first day of such Settlement Period, times (z) 1/360.

Servicer’s Fee Rate: 1.0% per annum.

Servicing Reserve: The product of the Servicing Fee Rate and a fraction, the numerator of which is the highest Days Sales Outstanding calculated for each of the most recent 12 monthly periods and the denominator of which is 360.

Settlement Date: Two Business Days following each Reporting Date.

Settlement Period:

      (a)      the period from the date of the initial Advance to the last day of the calendar month in which such date occurs; and

      (b)      thereafter, each period from the last day of the next preceding Settlement Period to the last day of the next following calendar month;

provided, however, that the last Settlement Period shall end on the Final Payout Date.

Settlement Report: As defined in Section 3.1(a).

Structuring Fee: The structuring fee described in the Mandate Letter.

Subordination Agreement: The Subordination Agreement, dated as of March 31, 2000, among LTR LLC, the Borrower and Wachovia, as the same may be modified, supplemented or otherwise modified.

Subsidiary: With respect to any Person means (i) a corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned or controlled by such Person, directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

Successor Notice: As defined in Section 8.1(b).

Tax Reserve Account: The segregated account which may hereafter be established by the Servicer maintained with Wachovia and titled “Wachovia Bank, N.A., as Administrator, Lanier Trade Receivables LLC Tax Reserve Account.”

Tax Reserve Amount: On any applicable Settlement Date, the amount of income tax reasonably estimated to be due and payable by Lanier Trade Receivables LLC to the State of Delaware on the immediately succeeding date on which Delaware state income tax estimates or payments are due (which estimate and the calculation method used to arrive at such estimate shall be provided to the Administrator with the related Settlement Report and shall be reasonably acceptable to the Administrator).

Termination Date: The earliest of:

      (a)      the date of termination (whether by scheduled expiration, termination on default or otherwise) of the Liquidity Bank’s commitments under the Liquidity Agreement (unless such commitments are renewed, extended or replaced on or before such date);

      (b)      the Funding Termination Date;

      (c)      the date designated by the Borrower as the “Termination Date” on not less than five (5) Business Days’ notice to the Administrator, provided that on such date the Obligations have been paid in full;

      (d)      March 29, 2001; and

      (e)      the date on which any of the following shall occur:

(i) Failure to obtain a Liquidity Agreement in substitution for the then existing Liquidity Agreement on or before 30 days prior to the expiration of the commitments of the Liquidity Banks thereunder; or

(ii) A Downgrading Event with respect to a Liquidity Bank shall have occurred and been continuing for not less than 45 days, (x) the Downgraded Liquidity Bank shall not have been replaced by a Qualifying Liquidity Bank pursuant to a Liquidity Agreement in form and substance acceptable to the Lender and the Administrator, and (y) the commitment of such Downgraded Liquidity Bank under the Liquidity Agreement shall not have been funded or collateralized in such a manner that such Downgrading Event will not result in a reduction or withdrawal of the credit rating applied to the Commercial Paper Notes by any of the rating agencies then rating the Commercial Paper Notes; or

(iii) Lender shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Termination Notice: As defined in Section 8.4.

Trade Allocation: As defined in the Intercreditor Agreement.

Transaction Documents: This Agreement, the Lock-Box Agreements, the Sale Agreement (Step 1), the Sale Agreement (Step 2), the Sale Agreement Step (3), the Purchase and Sale Agreement (Subordinated Interest), the Liquidity Agreement, the Limited Secured Guaranty, the Intercreditor Agreement, the Letter Agreement, the Subordination Agreement, the Security Agreement (Lanier Trade Receivables LLC), the Performance Guaranty, the Fee Letter, the Mandate Letter and the other documents to be executed and delivered in connection with the foregoing.

Transactions Fees: All reasonable expenses of the Administrator incurred in connection with the consummation of this Agreement and each other Transaction Document as set forth in the Fee

Letter, including but not limited to (i) the legal fees of Kilpatrick Stockton LLP, counsel to the Administrator, (ii) expenses incurred in connection with any due diligence audit and (iii) out-of-pocket expenses of the Administrator.

UCC: The Uniform Commercial Code, as from time to time in effect in the applicable jurisdiction or jurisdictions.

Unmatured Liquidation Event: Any event which, with the giving of notice or lapse of time, or both, would become a Liquidation Event.

Unpaid Balance: With respect to any Receivable means at any time the unpaid amount thereof, but excluding all late payment charges, delinquency charges and extension or collection fees.

U.S. Dollars: Dollars in lawful money of the United States of America.

      B. Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

      C. Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”